Exhibit 10.1
THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of

September 30, 2011

among

VANGUARD NATURAL GAS, LLC,
as Borrower,

CITIBANK, N.A.,
as Administrative Agent and Issuing Bank,

and

The Other Lenders Party Hereto

CITIGROUP GLOBAL MARKETS INC.,
as Co-Lead Arranger, Sole Bookrunner and Co-Syndication Agent

BNP PARIBAS,
as Co-Lead Arranger and Co-Syndication Agent

$1,500,000,000
SENIOR SECURED FIRST LIEN
REVOLVING CREDIT FACILITY

ARTICLE II

The Credits

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	53
Section 4.02	Presumption of Payment by the Borrower	54
Section 4.03	Certain Deductions by the Administrative Agent	55
Section 4.04	Disposition of Proceeds	55

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

ARTICLE VI

Conditions Precedent

Section 6.01	Conditions to Execution	62
Section 6.02	Conditions to Effectiveness	64
Section 6.03	Conditions Precedent to Each Credit Event	68

ARTICLE VII

Representations and Warranties

ARTICLE VIII

Affirmative Covenants

ARTICLE IX

Negative Covenants

ARTICLE X

Events of Defaul; Remedies

Section 10.01	Events of Default	100
Section 10.02	Remedies	103

ARTICLE XI

The Agents

ARTICLE XII

Miscellaneous

ANNEXES, EXHIBITS AND SCHEDULES

Annex I                                Commitments, Applicable Percentages and Maximum Credit Amounts

Exhibit A                                Form of Note
Exhibit B                                Form of Borrowing Request
Exhibit C                                Form of Interest Election Request
Exhibit D                                Form of Compliance Certificate
Exhibit E                                Security Instruments
Exhibit F                                Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (Foreign Participants that are partnerships)

Schedule 1.01                                           Existing Letters of Credit on the Effective Date
Schedule 7.05                                           Litigation
Schedule 7.06                                           Environmental
Schedule 7.12                                           Insurance
Schedule 7.14                                           Subsidiaries and Partnerships
Schedule 7.18                                           Gas Imbalances
Schedule 7.19                                           Marketing Contracts
Schedule 7.20                                           Current Swap Agreements
Schedule 9.03                                           Existing Liens
Schedule 9.05                                           Investments

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 30, 2011, is among VANGUARD NATURAL GAS, LLC, a limited liability company duly formed and existing under the laws of the Commonwealth of Kentucky (the "Borrower"); each of the Lenders from time to time party hereto; and CITIBANK, N.A. (in its individual capacity, "Citibank"), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

R E C I T A L S

A.           The Borrower (formerly known as Nami Holding Company, LLC), Administrative Agent, and certain lenders have previously entered into that certain Credit Agreement dated as of January 3, 2007, as amended by that certain First Amendment to Credit Agreement dated as of March 2, 2007, and as amended by that certain Second Amendment to Credit Agreement dated as of April 13, 2007, and as amended by that certain Third Amendment to Credit Agreement dated as of May 4, 2007, and as amended by that certain Fourth Amendment to Credit Agreement dated as of August 30, 2007, and as amended by that certain Fifth Amendment to Credit Agreement dated as of October 5, 2007, and as amended by that certain Sixth Amendment to Credit Agreement dated as of November 15, 2007 (collectively, the "Original 2007 Credit Agreement").

B.           The Borrower, the Administrative Agent and certain Lenders then amended and restated the Original 2007 Credit Agreement pursuant to the terms of a First Amended and Restated Credit Agreement as of February 14, 2008, which was then amended by that certain First Amendment to First Amended and Restated Credit Agreement dated as of May 15, 2008, that certain Second Amendment to First Amended and Restated Credit Agreement dated as of October 22, 2008, that certain Third Amendment to First Amended and Restated Credit Agreement dated as of February 18, 2009, and that certain Fourth Amendment to First Amended and Restated Credit Agreement dated as of June 26, 2009 (these five instruments are collectively referred to herein as the "Original 2008 Credit Agreement").

C.           The Borrower, the Administrative Agent and certain Lenders then amended and restated the Original 2008 Credit Agreement pursuant to the terms of a that certain Second Amended and Restated Credit Agreement as of August 31, 2009, which was then amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of October 1, 2009, that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of June 1, 2010, that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of November 16, 2010, that certain Fourth Amendment to Second Amended and Restated Credit Agreement dated as of December 31, 2010 (these five instruments are collectively referred to herein as the "Original 2009 Credit Agreement")

D.           The Borrower has directed that a portion of the proceeds of the credit facility created by this Agreement (refer to Article I for definitions not otherwise defined) be used to acquire the indebtedness, and the security for the indebtedness, of the Encore Entities created pursuant to the ENP Credit Agreement.  This acquired indebtedness will be consolidated with the other indebtedness created by this Agreement and become part of the Obligations.  In addition, the security for this acquired indebtedness will be consolidated, amended and restated in order to secure the Obligations.

E.           The parties desire to further amend the Original 2009 Credit Agreement to make certain agreed to changes.  Because of the number of amendments previously entered into and the changes required to effect the desired amendments, the parties deem it advantageous to restate the terms and provisions of the Original 2009 Credit Agreement as hereinafter set forth.  This Agreement will be executed by the parties hereto prior to effectiveness of this Agreement.  Effectiveness of this Agreement will be contingent upon the consummation of the acquisition of the ENP Common Units constituting the remaining Equity Interests in ENP in accordance with the terms of the ENP Transaction Documents and certain other conditions precedent to effectiveness (refer to Article I for definitions not otherwise defined).

In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto hereby agree that the Original 2009 Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01.                                Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02.                                Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Acquiring Entity" has the meaning assigned to such term in Section 2.10.

"Acquisition Company" means Vanguard Acquisition Company, LLC, a Delaware company, formed by the Borrower to effectuate the merger and the ENP Transactions pursuant to the terms of the Merger Agreement.

"Act" has the meaning assigned such term in Section 12.16.

"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.

"Affected Loans" has the meaning assigned such term in Section 5.05.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agent Parties" has the meaning assigned such term in Section 12.01(d)(ii).

"Agents" means, collectively, the Administrative Agent and other agents subsequently named; and "Agent" shall mean either the Administrative Agent or such other agent, as the context requires.

"Aggregate Commitments" at any time, means the aggregate amount of the Commitments of all of the Lenders, but in no event shall the Aggregate Commitments exceed the Borrowing Base in effect at such time.  The amount of the initial Aggregate Commitments on the Effective Date is $765,000,000.

"Aggregate Maximum Credit Amounts" at any time shall equal the sum of the Maximum Credit Amounts of the respective Lenders, as the same may be reduced or terminated from time to time.

"Agreement" means this Third Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Applicable Margin" means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate and the Letter of Credit Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	>25% <50%	>50% <75%	>75% <90%	>90%
Eurodollar Loans	1.50%	1.75%	2.00%	2.25%	2.50%
ABR Loans and Letter of Credit Fee Rate	0.50%	0.75%	1.00%	1.25%	1.50%
Commitment Fee Rate	0.50%	0.50%	0.375%	0.375%	0.375%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the "Applicable Margin" will be determined based on the rates per annum set forth on the grid when the Borrowing Base Utilization Percentage is 90% or more.

"Applicable Percentage" means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender's Commitment.  If the Aggregate Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Commitments most recently in effect, giving effect to any assignments.  The initial Applicable Percentage of each Lender is set forth on Annex I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Approved Counterparty" means (a) any Lender or any Affiliate of a Lender, or (b) any other Person engaged in the business of writing Swap Agreements whose long term senior unsecured debt rating is A-/A3 by S&P or Moody's (or their equivalent) or higher and that is acceptable to the Administrative Agent, or (c) any other Person from time to time approved by the Required Lenders.

"Approved Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Approved Petroleum Engineers" means DeGolyer and MacNaughton and any other independent petroleum engineers acceptable to the Administrative Agent.

"Approving Lenders" means, with respect to any Proposed Borrowing Base Increase with respect to which there is a Dissenting Lender, those Lenders that approved such Proposed Borrowing Base Increase.

"Arranger" means (a) Citigroup Global Markets Inc., in its capacities as the co-lead arranger, sole bookrunner and co-syndication agent hereunder, and (b) BNP Paribas, in its capacities as co-lead arranger and co-syndication agent hereunder.

"ASC 815" means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

"Availability Period" means the period from and including the Effective Date to but excluding the Termination Date.

"Available Funds" means, at the time of determination, the amount by which (a) the lesser of (i) the amount of the Borrowing Base as then in effect at such time and (ii) the amount of the Aggregate Commitments at such time, exceeds (b) the total Revolving Credit Exposure for all Lenders at such time.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

"Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

"Borrowing Base" means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c) and Section 2.07(e).

"Borrowing Base Deficiency" occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

"Borrowing Base Increase Requisite Lenders" means, at any time, the Administrative Agent together with Lenders having Loans, LC Exposure and unused Aggregate Commitments representing more than 90% of the sum of all Loans outstanding, LC Exposure and unused Aggregate Commitments at such time (including the Administrative Agent, without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that Loans, LC Exposure and unused Commitment of any Defaulting Lender at such time shall be disregarded for purposes of making a determination of Borrowing Base Increase Requisite Lenders.

"Borrowing Base Utilization Percentage" means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

"Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

"Capital Expenditures" means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that are capital in nature and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

"Capital Leases" means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

"Cash Collateralize" means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (and "Cash Collateralization" has a corresponding meaning).

"Casualty Event" means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of the Subsidiaries having a fair market value in excess of $5,000,000.

"Change in Control" means an event or series of events by which (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, or (b) occupation of a majority of those seats (other than vacant seats) on the board of managers of Parent by Persons who were neither (i) nominated by the board of managers of the Parent nor (ii) appointed by managers so nominated.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated thereunder by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities or otherwise, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law" introduced or adopted after the date hereof, regardless of the date enacted, adopted or issued.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

"Collateral" means all of the "Collateral" and Mortgaged Property referred to in the Security Instruments, and all of the other Property and other Equity Interests of the Loan Parties and other Persons that is or is intended under the terms of the Security Instruments to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

"Commitment" means, with respect to each Lender, the obligation of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name as its "Commitment" on Annex 1 or in the Assignment and Assumption pursuant to which it became a Lender, in each case as such commitment may be (a) terminated or reduced from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption, Section 12.04(b), Section 12.18 or otherwise, and (c) terminated in accordance with Section 10.02 or otherwise in accordance with the terms of this Agreement.  Notwithstanding the foregoing, on any date of determination, no Lender's Commitment shall exceed such Lender's Applicable Percentage of the Borrowing Base in effect on such date.

"Commitment Fee Rate" has the meaning set forth in the definition of "Applicable Margin".

"Communications" has the meaning assigned such term in Section 12.01(d).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Consolidated Leverage Ratio" means, as of any date of determination, for the Parent, the Borrower and the Subsidiaries on a consolidated basis, the ratio of (a) Total Debt as of such date to (b) EBITDA for each four consecutive fiscal quarter period ending on such date of determination.  For purposes of calculating the Consolidated Leverage Ratio at any date, EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Administrative Agent and as approved by the Administrative Agent) assuming that all acquisitions made, and all dispositions completed, during the four consecutive fiscal quarters then most recently ended have been made on the first day of such period (but without any adjustment for projected cost savings or other synergies).

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the managers or other governing body of a Person will be deemed to "control" such other Person.  "Controlling" and "Controlled" have meanings correlative thereto.

"Debt" means, for any Person, the sum of the following (without duplication):  (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers' acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulting Lender" means at any time, subject to Section 2.13(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of an LC Disbursement or make any other payment due hereunder (each, a "funding obligation"), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent, the Borrower or the Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.13(a)(i) as a result of a Lender's being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank and the Lenders.

"Determining Lenders" means, at any time, Lenders having Loans, LC Exposure and unused Aggregate Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Aggregate Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that Loans, LC Exposure and unused Commitment of any Defaulting Lender at that time shall be disregarded for purposes of making a determination of Determining Lenders.

"Disqualified Capital Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in the case of each of the foregoing, on or prior to the date that is after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Aggregate Commitments are terminated.

"Dissenting Lender" has the meaning assigned such term in Section 2.07(c)(iv).

"dollars" or "$" refers to lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

"EBITDA" means, for any twelve-month period (except as otherwise expressly provided) ending on the last day of any fiscal quarter, consolidated net income, excluding any non-cash revenue or expense associated with Swap Agreements resulting from ASC 815, less income or plus loss from discontinued operations and extraordinary items, plus without duplication and to the extent deducted from revenues in determining consolidated net income, the sum of (a) the aggregate amount of consolidated Interest Expense for such period, (b) the aggregate amount of income tax expense for such period, (c) all amounts attributable to depletion, depreciation and amortization for such period, and (d) all other non-cash charges, all determined on a consolidated basis with respect to Parent, the Borrower and the Subsidiaries in accordance with GAAP, using the results of the twelve-month period ending with that reporting period (except as otherwise herein provided).

"Effective Date" means the date on which each of the conditions in Section 6.02 and Section 6.03 is satisfied (or waived in accordance with Section 12.02).

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 12.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.04(b)(iii)); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Parent, the Borrower or any of the Parent's Affiliates or Subsidiaries.

"Engineering Reports" has the meaning assigned such term in Section 2.07(c)(i).

"ENP" means Encore Energy Partners LP, a publicly traded Delaware limited partnership.

"ENP Common Units" means the common units issued by ENP representing limited partner interests in ENP.

"ENP Credit Agreement" means that certain Amended and Restated Credit Agreement dated March 7, 2007 among ENP Operating as borrower, ENP as a guarantor, Bank of America, N.A., as administrative agent, and the lenders named therein, as from time to time amended, supplemented or restated.

"ENP Entities " means ENP, ENP GP, ENP Operating, Encore Energy Partners Finance Corporation, and Encore Clear Fork Pipeline LLC.

"ENP General Partner Units" means the general partner units issued by ENP or representing general partner interests issued by ENP.

"ENP GP" means Encore Energy Partners GP LLC, a Delaware limited liability company, the general partner of ENP.

"ENP GP LLC Member Interests" means the membership interests issued by ENP GP.

"ENP Oil and Gas Properties" means that portion of the ENP Properties which constitutes Oil and Gas Properties.

"ENP Operating" means Encore Energy Partners Operating LLC, a Delaware limited liability company, a wholly owned Subsidiary of ENP.

"ENP Pledged Interests" means collectively, the ENP General Partner Units, the ENP Common Units and the ENP GP LLC Member Interests, all rights, titles and interests with respect thereto, and all proceeds thereof, together constituting 100% of the Equity Interests of ENP.

"ENP Properties" means all Property owned by ENP and its Subsidiaries.

"ENP Transaction" means the acquisition by the Borrower through merger in accordance with the terms of the ENP Transaction Documents of the ENP Common Units not currently owned directly or indirectly by the Borrower.

"ENP Transaction Documents" means the Merger Agreement, and all documents, instruments and certificates delivered or executed in connection therewith or related thereto, as each is in existence on the Execution Date with only such waivers, consents, amendments and modifications as have been consented to in writing by the Administrative Agent and the Required Lenders.

"Environmental Laws" means any and all Governmental Requirements relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

"ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Parent, the Borrower or a Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

"ERISA Event" means (a) a "Reportable Event" described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Parent, the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning assigned such term in Section 10.01.

"Excepted Liens" means:  (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (b) Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (c) statutory landlord's liens, operators', vendors', carriers', warehousemen's, repairmen's, mechanics', suppliers', workers', materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of the Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) minor defects and irregularities in title to any Property which do not secure any monetary obligations and which in the aggregate do not materially impair use of such Property for the purposes for which such Property is held by the Borrower and any Subsidiary or materially impair the value of such Property subject thereto; (h) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (i) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (e) shall remain "Excepted Liens" only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal  withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 12.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 5.03(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

"Execution Date" means the date on which each of the conditions in Section 6.01 is satisfied (or waived in accordance with Section 12.02).

"Existing Letters of Credit" means each Letter of Credit issued, renewed or extended under the Original 2009 Credit Agreement and described on Schedule1.01.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Financial Officer" means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

"Financial Statements" means the financial statement or statements of the Parent and the Subsidiaries referred to in Section 7.04(a).

"Flood Insurance Regulations" has the meaning specified in Section 7.12(b).

"Foreign Lender" means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"Future Acquisition Documents" has the meaning specified in Section 2.10.

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) over the Parent, the Borrower, any Subsidiary, any of their Properties, any Agent, the Issuing Bank or any Lender.

"Governmental Requirement" means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

"Guarantors" means (a) the Parent, (b) all Subsidiaries of the Borrower, and (c) each other Person that guarantees the Obligations pursuant to Sections 8.14(b) and 8.14(d).

"Guaranty Agreement" means an agreement executed by the Guarantors in form and substance satisfactory to the Administrative Agent, unconditionally guarantying on a joint and several basis, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

"Highest Lawful Rate" means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

"Hydrocarbon Interests" means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases (excluding coal and timber), or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.  Unless other indicated herein, each reference to the term "Hydrocarbon Interests" shall mean Hydrocarbon Interests of the Borrower and the Subsidiaries.

"Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.  Unless otherwise indicated herein, each reference to the term "Hydrocarbons" shall mean Hydrocarbons of the Borrower and the Subsidiaries.

"Increase Portion" means, with respect to any Proposed Borrowing Base Increase, such portion that would increase the existing Borrowing Base.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Information" has the meaning assigned such term in Section 12.11.

"Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

"Interest Expense" means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Parent, the Borrower and the Subsidiaries for such period, including to the extent included in interest expense under GAAP:  (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, minus (i) the portion of any payments or accruals under Synthetic Leases allocable to interest expense, (ii) any imputed interest pursuant to asset retirement obligations whether or not the same constitutes interest expense under GAAP; and (iii) the non-cash amortized portion of deferred financing costs.

"Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

"Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Interim Redetermination" has the meaning assigned such term in Section 2.07(b).

"Interim Redetermination Date" means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

        "Investment" means, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Persons; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

"IRS" means the United States Internal Revenue Service.

"Issuing Bank" means Citibank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

"LC Collection Account" means each deposit account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent and the Issuing Bank.

"LC Commitment" at any time means twenty percent (20%) of the then existing Aggregate Commitments.

"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

"Lender Insolvency Event" means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator, or a similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, or any other state or federal regulatory authority acting in such a capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, provided that a Lender Insolvency Event shall not occur solely by virtue of the ownership or acquisition of any Equity Interest in that

Lender or its Parent Company by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

"Lenders" means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement, and specifically includes each Existing Letter of Credit.

"Letter of Credit Agreements" means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower (whether for itself or any Subsidiary as the account party), with the Issuing Bank relating to any Letter of Credit.

"Letter of Credit Fee Rate" means that rate applicable to Letters of Credit specified in the definition of Applicable Margin.

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

"Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term "Lien" shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and the Subsidiaries, as applicable, shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

"Loan Documents" means this Agreement, the Notes, the Letter of Credit Agreements and the Security Instruments and all other agreements, instruments, consents and certificates heretofore or hereafter executed and delivered by the Parent, the Borrower or any of its Affiliates in connection with this Agreement (other than Secured Swap Agreements and Treasury Management Agreements).

"Loan Parties" means, collectively, the Borrower, the Parent, each Guarantor and each other Person (other than the Administrative Agent, the Issuing Bank or any Lender) executing a Loan Document.

"Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

"Material Adverse Effect" means a material adverse change in, or material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) or prospects of the Parent, the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

"Material Gas Imbalance" means, with respect to all gas balancing agreements to which the Borrower or any Subsidiary is a party or by which any mineral interest owned by the Borrower or any Subsidiary is bound, a net gas imbalance to the Borrower or any Subsidiary, individually or taken as a whole in excess of $5,000,000.  Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in btu's per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

"Material Indebtedness" means Debt (other than the Loans, Letters of Credit and Swap Agreements) of any one or more of the Parent, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $5,000,000.

"Maturity Date" means October 31, 2016.

"Maximum Credit Amount" means, as to each Lender, the amount set forth opposite such Lender's name on Annex I under the caption "Maximum Credit Amounts", as the same may be (a) reduced or terminated from time to time.  The Aggregate Maximum Credit Amount of all Lenders on the Effective Date is $1,500,000,000.

"Merger Agreement" means that certain Agreement and Plan of Merger, by and among Vanguard Natural Resources, LLC, Vanguard Natural Gas, LLC, Vanguard Acquisition Company, LLC, Encore Energy Partners GP LLC and Encore Energy Partners LP, dated as of

July 10, 2011, with only such waivers, consents, amendments and modifications as have been consented to in writing by the Administrative Agent and the Required Lenders.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

"Mortgaged Property" and "Mortgaged Properties" mean any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

"Mortgages" means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, assignments of proceeds of production, security documents and the like (including all amendments, modifications and supplements thereto) delivered pursuant to this Agreement in order to grant Liens in Oil and Gas Properties of the Borrower and the Subsidiaries to the Administrative Agent for the ratable benefit of the Secured Parties.

"Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 3(37) or 4001 (a)(3) of ERISA.

"New Borrowing Base Notice" has the meaning assigned such term in Section 2.07(d).

"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 12.02 and (ii) has been approved by the Required Lenders.

"Non-Defaulting Lender" means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

"Notes" means any promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

"Obligations" means any and all amounts owing or to be owing by the Parent, the Borrower, any Subsidiary or any Guarantor or other Loan Party (including without limitation, all debts, liabilities, obligations, covenants and duties of each such Person, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising), and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate of any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding:  (a) to the Administrative Agent, the Issuing Bank, any Lender or any other Secured Party under any Loan Document; (b) to any Swap Lender under any Secured Swap Agreement (which shall be deemed to be the Swap Termination Value as of the date the amount of Obligations is being determined), (c) to any Treasury Management Bank under any Secured Treasury Management Agreement, and (d) all renewals, extensions and/or rearrangements of any of the above.

"Oil and Gas Properties" means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.  Unless otherwise indicated herein, each reference to the term "Oil and Gas Properties" shall mean Oil and Gas Properties of the Borrower and the Subsidiaries.

"Organizational Documents" mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Original 2007 Credit Agreement" has the meaning specified in Recital A.

"Original 2008 Credit Agreement" has the meaning specified in Recital B.

"Original 2009 Credit Agreement" has the meaning specified in Recital C.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04 and Section 12.18.)

"Parent" means Vanguard Natural Resources, LLC, a Delaware limited liability company, and the holder of 100% of the Equity Interests in the Borrower.

"Parent Company" means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

"Participant" has the meaning set forth in Section 12.04(d).

"Participant Register" has the meaning set forth in Section 12.04(d).

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"PDP" means those Proved Reserves which are expected to be recovered from completion intervals which are open and producing at the time of the estimate.

"PDNP" means (a) those Proved Reserves expected to be produced from existing completion intervals in existing wells, but due to pending pipeline connections, regulatory agency considerations, or other mechanical or contractual requirements, Hydrocarbon sales have not yet commenced or have been interrupted, and (b) other non-producing Proved Reserves which exist behind the casing of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future, where the cost of making such oil and gas available for production should be moderate when compared to the cost of a new well.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Parent, the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Parent, the Borrower or a Subsidiary or an ERISA Affiliate.

"Platform" has the meaning assigned such term in Section 12.01(d).

"Potential Defaulting Lender" means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of "Lender Insolvency Event" has occurred and is continuing in respect of any subsidiary or financial institution affiliate of such Lender, or (ii) any Lender that has notified, or whose Parent Company or a subsidiary or financial institution affiliate thereof has notified, the Administrative Agent, the Borrower or the Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations generally under other loan agreements or credit agreements or other similar/other financing agreements, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement).  Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) and (ii) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.13(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank and the Lenders.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by Citibank as its prime rate for loans in dollars; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by Citibank as a general reference rate of interest, taking into account such factors as Citibank may deem appropriate; it being understood that many of Citibank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Citibank may make various commercial or other loans at rates of interest having no relationship to such rate.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

"Proposed Borrowing Base" has the meaning assigned to such term in Section 2.07(c)(i).

"Proposed Borrowing Base Increase" means any Proposed Borrowing Base which would, if approved by the requisite lenders in accordance with the provisions of Section 2.07, result in an increase to the Borrowing Base in existence on the effective date of such Proposed Borrowing Base.

"Proposed Borrowing Base Notice" has the meaning assigned to such term in Section 2.07(c)(ii).

"Proved Reserves" means those recoverable Hydrocarbons that have been estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable from the Oil and Gas Properties by existing producing methods under existing economic conditions.

"Public Lender" has the meaning assigned to such term in Section 8.02.

"PUD" means economically recoverable Proved Reserves estimated to exist in proved reservoirs which will be recovered from wells to be drilled in the future.  Reserves in undrilled areas are included in proved reserved estimates if they are considered proved by geologic analysis of the current well information.

"Recipient" means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

"Recognized Value" means the value determined by the Lenders attributed to the mineral interests in the Oil and Gas Properties of the Loan Parties from the most recent determination of the Borrowing Base, based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties and the other standards specified in Section 2.07.

"Reconciliation Schedules" means all Reconciliation Schedules executed by the Borrower, the Subsidiaries and their Affiliates to the Administrative Agent.

"Redemption" means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.  "Redeem" has the correlative meaning thereto.

"Redetermination Date" means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

"Register" has the meaning assigned such term in Section 12.04(c).

"Regulation D" means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.

"Remedial Work" has the meaning assigned such term in Section 8.10(a).

"Required Lenders" means, at any time, Lenders having Loans, LC Exposure and unused Aggregate Commitments representing more than 66.67% of the sum of all Loans outstanding, LC Exposure and unused Aggregate Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that Loans, LC Exposure and unused Commitment of any Defaulting Lender at that time shall be disregarded for purposes of making a determination of Required Lenders.

"Reserve Definitions" means, at any time, the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at such time and acceptable to the Administrative Agent.

"Reserve Report" means each report, in form and substance satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the economic and pricing assumptions consistent with the Administrative Agent's lending requirements at the time.

"Responsible Officer" means, as to any Person, the chief executive officer, the president, any Financial Officer or any vice president of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of the Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of the Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of the Subsidiaries.

"Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans and its LC Exposure at such time.

"S&P" means Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

"Scheduled Redetermination" has the meaning assigned such term in Section 2.07(b).

"Scheduled Redetermination Date" means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

"SEC" means the Securities and Exchange Commission or any successor Governmental Authority.

"Secured Parties" means the Lenders, the Swap Lenders, the Treasury Management Banks and any other Person the obligations of which are secured by the Liens and guaranties granted under the Security Instruments.

"Secured Swap Agreement" means any Swap Agreement entered into by the Borrower or any of the Subsidiaries or any of the Guarantors and any Swap Lender.

"Secured Treasury Management Agreement" means any Treasury Management Agreement entered into by the Borrower or any of the Subsidiaries or any of the Guarantors and any Treasury Management Bank.

"Security Agreement" means (a) an agreement executed by the Parent pledging all of the Equity Interests of the Borrower to the Administrative Agent for the ratable benefit of the Secured Parties, which agreement shall be in form and substance satisfactory to the Administrative Agent, and (b) an agreement executed by the Borrower and an agreement executed by all Subsidiaries, including the ENP Entities, each in form and substance satisfactory to the Administrative Agent, granting to the Administrative Agent for the ratable benefit of the Secured Parties a Lien on all personal property assets of such entity (including without limitation the Equity Interests of a Person owned by such entity).

"Security Instruments" means the Guaranty Agreements, the Security Agreements, the Mortgages, and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Swap Agreements and Secured Treasury Management Agreements) in connection with, or as security for or to guarantee the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

"Senior Notes" means any unsecured Debt of Borrower and VNR Finance, and any guarantees thereof which has terms (including amortization, covenants and events of default), not more restrictive on the Loan Parties than those contained in the Loan Documents.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subsidiary" means:  (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent, the Borrower or one or more of the Subsidiaries, and (b) any partnership of which the Parent, the Borrower or any of the Subsidiaries is a general partner.  Unless otherwise indicated herein, each reference to the term 'Subsidiary' shall mean a Subsidiary of the Parent.

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option (whereby the aggregate position for options creates an obligation for the Borrower or any of the Subsidiaries or any of the Guarantors) or similar agreement, whether exchange traded, "over-the-counter" or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, managers, officers, employees or consultants of Borrower or the Subsidiaries or the Guarantors shall be a Swap Agreement.

"Swap Lender" means any Person that is a counterparty to a Swap Agreement with the Borrower or any Subsidiary or any Guarantor that is a Lender or an Affiliate of a Lender, or was a Lender or an Affiliate of a Lender, at the time such Swap Agreement was entered into, provided that, so long as any Lender is a Defaulting Lender, such Lender will not be a Swap Lender with respect to any Swap Agreement entered into while such Lender was a Defaulting Lender.

"Swap Termination Value" means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

"Synthetic Lease" means, as to any Person, any lease (including a lease that may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the Property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest additions to tax or penalties applicable thereto.

"Term Loan Credit Agreement" means the Term Loan Agreement among the Borrower, BNP Paribas and the Lenders which are parties thereto dated as of November 16, 2010, which creates the Term Loan Credit Facility.

"Term Loan Credit Facility" means a loan to the Borrower in accordance with the Term Loan Documents.

"Term Loan Documents" means the "Loan Documents" as defined in the Term Loan Credit Agreement.

"Termination Date" means the earlier of the Maturity Date and the date of termination of the Aggregate Commitments.

"Total Credit Exposure" means, as to any Lender at any time, the sum of such Lender's unused Commitment, the principal amount at such time of its outstanding Loans and such Lender's LC Exposure at such time.

"Total Debt" means, at any date, all Debt of the Parent, the Borrower and the Subsidiaries on a consolidated basis, excluding (i) non-cash obligations under ASC 815 and (ii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP.

"Transactions" means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the applicable Loan Parties against Mortgaged Properties, the personal property assets of the Borrower and the Subsidiaries and the Equity Interests of the Subsidiaries pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor's grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

"Treasury Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

"Treasury Management Bank" means any Person that, at the time it enters into a Treasury Management Agreement with the Borrower or any Subsidiary or any Guarantor, is a Lender or an Affiliate of a Lender, or was a Lender or an Affiliate of a Lender, at the time such Treasury Management Agreement was entered into; provided that, so long as any Lender is a Defaulting Lender, such Lender will not be a Treasury Management Bank with respect to any Treasury Management Agreement entered into while such Lender was a Defaulting Lender.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning assigned to such term in paragraph (f) of Section 5.03(g)(i)(B)(III).

"VNR Finance" means VNR Finance Corp., a Delaware corporation and a Wholly-Owned Subsidiary.

"Wholly-Owned Subsidiary" means (a) any Subsidiary of which all of the outstanding Equity Interests, on a fully-diluted basis, are owned by the Parent, the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Parent, the Borrower and one or more of the Wholly-Owned Subsidiaries or (b) if permitted by this Agreement, any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that the Parent directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

"Withholding Agent" means any Loan Party and the Administrative Agent.

Section 1.03.                                Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a "Eurodollar Loan" or a "Eurodollar Borrowing").

(a)           Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including", (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (g) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (h) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, cash, securities, accounts and contract rights.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

(b)           Headings.  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.04.                                Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared for the Parent, the Borrower and the Subsidiaries, on a consolidated basis, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Parent's independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.05.                                Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.06.                                Calculations: Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07.                                Determination of Time of Day.  Unless designated otherwise, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.08.                                Amounts of Letters of Credit.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreements related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

Section 2.01.                                Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in

(a) such Lender's Revolving Credit Exposure exceeding the lesser of (i) such Lender's Applicable Percentage of the Borrowing Base then in effect and (ii) such Lender's Commitment or (b) the total Revolving Credit Exposures for all Lenders exceeding the lesser of (i) the Borrowing Base then in effect and (ii) the Aggregate Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02.                                Loans and Borrowings.

(a)           Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)           Types of Loans.  Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)           Loans, Obligations and Notes.  The Obligations and credit extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The Loans made by each Lender may, at the request of such Lender at any time, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed.  In the event that any Lender's Maximum Credit Amount increases or decreases for any reason, at the request of any such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender (or at the option of each Lender, a modification of the existing Note payable to the order of such Lender) in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by the Administrative Agent and such Lender, as applicable, on its books, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to any Note or any continuation thereof or on any separate record maintained by the Administrative Agent and such Lender.  Failure to make any such notation or to attach a schedule shall not affect the Administrative Agent's or any Lender's, or the Borrower's rights or obligations, in respect of such Loans or other extensions of credit, or affect the validity of such transfer by any Lender of its Note.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the credit extensions made by the Lenders to the Borrower and the interest and payments thereon.

Section 2.03.                                Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)           whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

(v)           the amount of the (A) then effective Aggregate Commitments, (B) then effective Borrowing Base, (C) the current total Revolving Credit Exposures (without regard to the requested Borrowing) and (D) the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)           the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures for all Lenders to exceed the lesser of (x) the Aggregate Commitments and (y) the then effective Borrowing Base.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

Section 2.04.                                Interest Elections.

(a)           Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)           Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  If such Interest Election Request does not specify a Type, then the Borrower shall be deemed to have selected a Type of ABR Borrowing.

(d)           Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)           Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05.                                Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)           Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)           Several Obligations of Lenders.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 12.03(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 12.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 12.03(c).

Section 2.06.                                Termination and Reduction of the Aggregate Commitments.

(a)           Scheduled Termination of Aggregate Commitments.  Unless previously terminated, the Aggregate Commitments shall terminate on the Maturity Date.  If at any time either or both of the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Aggregate Commitments shall terminate on the effective date of such termination or reduction.

(b)           Optional Termination and Reduction of Aggregate Commitments.

(i)           The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments; provided that (A) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000 and (B) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures for all Lenders would exceed the lesser of (I) the Aggregate Commitments and (II) the then effective Borrowing Base.

(ii)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Commitments shall be permanent and may not be reinstated.  Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with each Lender's Applicable Percentage.

(iii)           The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.13(a)(i)(C) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender.

Section 2.07.                                Borrowing Base.

(a)           Borrowing Base.  The term "Borrowing Base" means, as of the date of the determination thereof, the designated loan value as calculated by the Lenders in their sole discretion assigned to the discounted present value of future net income accruing to the Mortgaged Property, based upon the Lenders' in-house evaluation of the Mortgaged Property.  The Lenders' determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each Lender from time to time for its petroleum industry customers.  Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan amount) which Borrower acknowledges to be essential for the adequate protection of the Lenders.  For the period from the Effective Date to but excluding the next Redetermination Date, the amount of the Borrowing Base shall be $765,000,000.

(b)           Scheduled and Interim Redeterminations.  The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a "Scheduled Redetermination"), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on April 1st and October 1st of each year, provided that the first such Scheduled Redetermination shall occur on December 1, 2011 but then shall continue with the next such Scheduled Redetermination date on April 1, 2012.  In addition, the Borrower may, by notifying the Administrative Agent thereof, not more than two (2) times during any 12-month period, and the Administrative Agent may at any time but not more than two (2) times during any 12-month period by notifying the Borrower thereof, at the direction of the Determining Lenders, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an "Interim Redetermination") in accordance with this Section 2.07.  In addition to the two times during any 12-month period provided in the preceding sentence, the Administrative Agent may, by notifying the Borrower thereof, elect to cause a redetermination of the Borrowing Base any time (i) a prepayment made by the Borrower pursuant to Section 3.04(c)(iv) exceeds five percent (5%) of the Borrowing Base then existing at the time of prepayment, and (ii) any Swap Agreement which has been taken into account in connection with the then current Borrowing Base is closed out and the Swap Termination Value determined in accordance therewith exceeds five percent (5%) of such Borrowing Base.

(c)           Scheduled and Interim Redetermination Procedure.

(i)           Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the "Engineering Reports"), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the "Proposed Borrowing Base") based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.  In no event shall the Proposed Borrowing Base exceed the lesser of (A) the Aggregate Commitments and (B) the Aggregate Maximum Credit Amounts.

(ii)           The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the "Proposed Borrowing Base Notice"):

(A)           in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before the March 1st and September 1st of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i), and in any event, with thirty (30) days after the Administrative Agent has received the required Engineering Reports; and

(B)           in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)           Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by the Borrowing Base Increase Requisite Lenders as provided in this Section 2.07(c)(iii) (and for the avoidance of doubt, if the Proposed Borrowing Base is in excess of the Aggregate Commitments, no Lender is obligated to fund under such new Borrowing Base in excess of its Commitment); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders as provided in this Section 2.07(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, the Borrowing Base Increase Requisite Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).  If, however, at the end of such 15-day period, the Borrowing Base Increase Requisite Lenders or the Required Lenders, as applicable, have not approved, as aforesaid, the Proposed Borrowing Base, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Borrowing Base Increase Requisite Lenders or the Required Lenders, as applicable, and, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).  Notwithstanding the foregoing, for any Proposed Borrowing Base Increase that is approved by the Borrowing Base Increase Requisite Lenders and not approved by all Lenders, such Proposed Borrowing Base Increase will be effective only for the Approving Lenders.

(iv)           If any Lender disagrees with the Proposed Borrowing Base Increase (each, a "Dissenting Lender"), then

(A)           such Dissenting Lenders will remain at the existing Borrowing Base level and will not participate in the Increase Portion;

(B)           the Borrower may, at its sole expense and effort, upon notice to a Dissenting Lender and the Administrative Agent, replace such Dissenting Lender in accordance with the terms of Section 12.18, and

(C)           all or any part of such Dissenting Lender's pro rata participation in any Increase Portion may, at the option of each Approving Lender in its sole discretion, be reallocated among such Approving Lenders in a manner, and subject to documentation and terms, in each case acceptable to the Administrative Agent.

(d)           Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved by Borrowing Base Increase Requisite Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the "New Borrowing Base Notice"), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)           in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)           in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)           Borrowing Base Reductions.

(i)           In the event of an issuance of any Senior Notes, then the then effective Borrowing Base shall be reduced immediately, automatically and without notice by an amount equal to twenty percent (20%) of the stated principal amount of such issued Senior Notes.

(ii)           If any Swap Agreement is terminated or not fully performed for any reason, the Borrowing Base shall be reduced by the amount of the Recognized Value given such Swap Agreement in the then current Borrowing Base as determined by the Administrative Agent or the Required Lenders in their discretion in accordance with the standards set forth in Section 2.07(a).  Any such reduction shall not be considered a special determination requested by the Administrative Agent within the meaning specified in Section 2.07(b).

(iii)           The Borrowing Base shall be reduced in the event of an Asset Disposition as provided in Section 9.12(d).  Any such reduction shall not be considered a special determination requested by the Administrative Agent within the meaning of Section 2.07(b).

(iv)           The Borrowing Base may be reduced as provided in Section 8.13(c).

Section 2.08.                                Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of the Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date, shall be subject to and governed by, the terms and conditions hereof.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)           requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)           specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)           specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)           specifying the amount of such Letter of Credit;

(v)           specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)           specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures for all Lenders shall not exceed the lesser of (A) the Aggregate Commitments and (B) the then effective Borrowing Base.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit.

The Issuing Bank shall not be under any obligation to issue any Letter of Credit if there is a default of any Lender's obligations to fund under Section 2.08(d) or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank's risk with respect to such Defaulting Lender.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity

Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Aggregate Commitments or otherwise, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)           Obligations Absolute.  The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)           Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  From and after the effective date of any such replacement, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit, including, without limitation, any Letter of Credit with an auto-extend feature (for the avoidance of doubt, the retiring Issuing Bank is authorized to notify any and each beneficiary of each Letter of Credit (in accordance with the terms of such Letter of Credit) that any such Letter of Credit will not be renewed, extended or increased, automatically or otherwise).  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank and shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(j)           Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an LC Collection Account, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC

Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on the LC Collection Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the LC Collection Account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower's obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of the Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower's and the Guarantors' obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collection Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the LC Collection Account.  Moneys in the LC Collection Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount in cash collateral hereunder as a result of any prepayment pursuant to Section 3.04(c) and the Borrower is not otherwise required to pay to the Administrative Agent an amount equal to the LC Exposure as a result of the occurrence of an Event of Default, then if the total Revolving Credit Exposure is reduced (whether pursuant to Section 3.04(a), the expiration of Letters of Credit or otherwise) and/or the Borrowing Base is increased in accordance with Section 2.07, as a result of which a Borrowing Base Deficiency no longer exists and so long no Default has occurred and is continuing, the Administrative Agent shall return to the Borrower such amount but only to the extent that the then effective Borrowing Base exceeds the total Revolving Credit Exposures by not less than $1,000,000.

Section 2.09.                                Collateral.

(a)           Mortgaged Property.  The payment and performance of all of the Obligations hereunder and under the Loan Documents, and under the Secured Swap Agreements and Secured Treasury Management Agreements, and the reimbursement obligations under the Letters of Credit, shall be secured by a first and superior Lien against the entire interest of the Borrower and each Subsidiary in certain of their Oil and Gas Properties (in an amount sufficient to comply with the requirements of Section 8.14), pursuant to the terms of one or more Mortgages in favor of the Administrative Agent for the ratable benefit of the Secured Parties, which Mortgages shall be satisfactory in form and substance to the Administrative Agent.

(b)           Guarantees and Personal Property Assets.  The payment and performance of all of the Obligations hereunder, under the Loan Documents, and under the Secured Swap Agreements and Secured Treasury Management Agreements, and the reimbursement obligations under the Letters of Credit, (A) shall be unconditionally guaranteed by each Subsidiary pursuant to one or more Guaranty Agreements, and (B) shall be secured by a first priority Lien against all personal property assets of the Borrower and of each Subsidiary pursuant to a Security Agreement.  Reference is made to Section 8.14 of this Agreement for further provisions with respect to additional Guarantors and additional collateral.

Section 2.10.                                Additional Conditions for Future Acquisitions.  The obligation of the Lenders to make Loans to the Borrower for the future acquisition by Borrower or any Subsidiary (the "Acquiring Entity") of interests in Oil and Gas Properties shall be further subject, on the funding date, to the satisfaction (in the opinion of the Administrative Agent), unless waived in writing by the Required Lenders, of each of the following conditions:

(a)           Future Acquisition Documents.  The Administrative Agent shall have received (i) a true and complete executed copy of each of the acquisition documents for such transaction (the "Future Acquisition Documents"); (ii) original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the Properties subject to the Future Acquisition Documents; and (iii) such other related documents and information as the Administrative Agent shall have requested with respect to the transaction contemplated by the Future Acquisition Documents.

(b)           Certificates.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Acquiring Entity certifying (i) that Acquiring Entity is concurrently consummating the acquisition contemplated by the Future Acquisition Documents and all material conditions precedent thereto have been satisfied in all material respects by all of the parties thereto; (ii) as to the amount of the final purchase price for the Properties subject to the Future Acquisition Documents after giving effect to all adjustments as of the closing date as contemplated by the Future Acquisition Documents and specifying, by category, the amount of such adjustment; (iii) that attached thereto is a true and complete list of all of the Properties subject to the Future Acquisition Documents which are being acquired by the Acquiring Entity; (iv) that attached thereto is a true and complete list of Properties subject to the Future

Acquisition Documents which have been excluded from the acquisition pursuant to the terms of the Future Acquisition Documents, specifying with respect thereto the basis of exclusion as (1) title defect, (2) preferential purchase right, (3) environmental, (4) casualty loss, or (5) other (which is to be explained); (v) that attached thereto is a true and complete list of all Properties subject to the Future Acquisition Documents for which any seller has elected to cure a title defect, specifying the nature of that title defect and the time frame within which it is expected to be cured, (vi) that attached thereto is a true and complete list of all Properties subject to the Future Acquisition Documents for which any seller has elected to remediate an adverse environmental condition; and (vii) that attached thereto is a true and complete list of all Properties subject to the Future Acquisition Documents which are currently pending final decision by a third party regarding purchase of such Property in accordance with any preferential right.  The Borrower shall cause the Acquiring Entity to deliver a preliminary draft of such certificate not less than three (3) days prior to the proposed closing of the acquisition.  In addition, if requested by the Administrative Agent, the Acquiring Entity shall provide the Administrative Agent with the names and addresses of the operators of and the first purchasers of production from the Properties subject to the Future Acquisition Documents.

(c)           Mortgage of Acquired Properties.  The Acquiring Entity shall have mortgaged the Properties acquired by the Future Acquisition Documents to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to the terms of one or more oil and gas mortgages.  In connection therewith, the Administrative Agent shall have received evidence satisfactory to it that all Liens against such Properties have been released or terminated and that arrangements satisfactory to the Administrative Agent have been made for recording and filing of such releases.

(d)           Title Assurances.  The Acquiring Entity shall have delivered to the Administrative Agent title information and data acceptable to the Administrative Agent relating to title to the Mineral Interests in the Properties being acquired pursuant to the Future Acquisition Documents.  These title assurances shall include such post closing title work as the Administrative Agent may request.

(e)           Environmental Matters.  The Acquiring Entity shall have complied with Section 8.10(c) with respect to environmental matters.

Section 2.11.                                Swap Agreements for Properties to be Acquired.  In conjunction with any transaction described in Section 2.10, upon entering into a purchase and sale agreement with respect thereto the Acquiring Entity may enter into a Swap Agreement with respect to the production from the Properties being acquired subject to the following conditions:

(i)           The Swap Agreement meets the requirements of Section 9.18; and

(ii)           At the time of entry into such a Swap Agreement and after giving effect thereto, the amount of Available Funds is ten percent (10%) or more of the Aggregate Commitments then in effect.

If (A) the proposed acquisition described in such purchase and sale agreement does not close within 90 days from the date of its execution, or (B) at any time the closing of such acquisition is not being diligently pursued in good faith by any party thereto, or (C) such purchase and sale agreement is otherwise terminated for any reason, or (D) the Acquiring Entity has not timely complied with any of the provisions of Section 2.10 with respect to such acquisition, then the Acquiring Entity shall promptly, but in any event within 30 days after the earliest to occur of any event or circumstance described in (A) through (D) above, unwind or terminate any Swap Agreement entered into pursuant to this Section 2.11.

Section 2.12.                                Cash Collateral.  If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit is at the time outstanding, the Issuing Bank may (except, in the case of a Defaulting Lender, to the extent the Commitment of such Defaulting Lender has been fully reallocated pursuant to Section 2.13(a)(i)), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Issuing Bank in respect of such Letter of Credit in amount at least equal to 102% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and to the Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

Section 2.13.                                Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Reallocation of Defaulting Lender Commitment, Etc.  If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure of such Defaulting Lender:

(A)           the LC Exposure of such Defaulting Lender will, subject to the limitation in the first and second proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (I) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the lesser of (x) the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (y) such Non-Defaulting Lender's Applicable Percentage of the Borrowing Base as in effect at the time of such reallocation, (II) there exists no Default at such time of reallocation and (III) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(B)           to the extent that any portion (the "unreallocated portion") of the Defaulting Lender’s LC Exposure cannot be so reallocated, whether by reason of the first provisos in clause (I) or (II) preceding or otherwise, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank),

(I) Cash Collateralize the obligations of the Borrower to the Issuing Bank in respect of such LC Exposure, in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure, or (II) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(C)           any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.13(b)) the termination of the Aggregate Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Aggregate Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(ii)           Right to Give Drawdown Notices.  In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.03 in such amounts and in such times as may be required to (A) reimburse an outstanding LC Disbursement, and/or (B) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit.

(iii)           Certain Fees.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 3.05(a) and Section 3.05(b)(i) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that all or a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.13(a)(i)(A), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent that all or any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank, as applicable (and the pro rata payment provisions of this Agreement (including without limitation, Article IV) will automatically be deemed adjusted to reflect the provisions of this Section).

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Issuing Bank agree in writing in their discretion that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.13(a)(i)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure and LC Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure and LC Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01.                                Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02.                                Interest.

(a)           ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)           Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)           Post-Default Rate.  Notwithstanding the foregoing,

(i)           if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c) or otherwise, then all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to three percent (3%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate, and

(ii)            if there exists any Event of Default, then all Loans outstanding shall, at the option of the Administrative Agent or the Required Lenders, bear interest, after as well as before judgment, at a rate per annum equal to three percent (3%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate, and

(iii)           during any Borrowing Base Deficiency (after the expiration of the 30-day period provided in Section 3.04(c)(ii), as applicable), all Loans outstanding at such time shall bear interest, after as well as before judgment, at the rate then applicable to such Loans, plus the Applicable Margin, if any, plus an additional three percent (3%), but in no event to exceed the Highest Lawful Rate.

(d)           Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii)  in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03.                                Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (and shall be deemed to be a request for an ABR Borrowing), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04.                                Prepayments.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)           Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. Houston, Texas time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)           Mandatory Prepayments.

(i)           If, after giving effect to any termination or reduction of the Aggregate Commitments pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base then in effect, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.08(j).

(ii)           If, upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 or pursuant to Section 8.13(c), a Borrowing Base Deficiency exists, then the Borrower shall either prepay the Borrowings in an aggregate principal amount equal to such deficiency, or provide additional Mortgaged Property to secure Obligations having a Recognized Value equal to or greater than the amount of such deficiency (or the remaining balance of such deficiency after any prepayments), and if any deficiency remains after prepaying all of the Borrowings or providing additional Mortgaged Property as a result of any LC Exposure, the Borrower shall pay to the Administrative Agent on behalf of the

Lenders an amount equal to such deficiency to be held as Cash Collateral as provided in Section 2.08(j).  The Borrower shall be obligated to make any such principal prepayment or deposit of Cash Collateral in an amount equal to such deficiency within 30 days, or in six monthly installments beginning within 30 days, following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, and/or to provide additional Mortgaged Property within 30 days following its receipt of such New Borrowing Base Notice or the date such adjustment occurs; provided that all payments and/or deposits required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii)           Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(iv)           If any Swap Agreement is closed out and the Swap Termination Value determined in accordance therewith is paid to the Borrower or any Subsidiary, then (A) the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such Swap Termination Value, and (B) if any excess remains after prepaying all such Borrowings, the Borrower shall then pay to the Administrative Agent on behalf of all of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j); provided, however, this Section 3.04(c)(iv) shall not apply to the extent that, within two (2) Business Days of the date such Swap Agreement is closed out, the Borrower or any Subsidiary expends amounts that would be otherwise payable by the Borrower under this Section 3.04(c)(iv) to enter into Swap Agreements with an aggregate present value at least equivalent to the closed-out Swap Agreement, with the entry into such replacement Swap Agreements being deemed a representation by the Borrower of such equivalent present value.  The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the later of (i) the date it or any Subsidiary receives the cash payment of the Swap Termination Value for the closed out Swap Agreement, and (ii) two (2) Business Days after the date such Swap Agreement is closed out.

(v)           Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings.  Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)           No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(e)           No Effect on Secured Swap Agreements.  Prepayments permitted or required under this Section 3.04 shall not affect the Borrower's obligation to continue making payments under any Secured Swap Agreement or Secured Treasury Management Agreement, each of which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Secured Swap Agreement and/or Secured Treasury Management Agreement.

Section 3.05.                                Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a per annum rate equal to the Letter of Credit Fee Rate in effect on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand.  All fronting fees in Section 3.05(b)(ii) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  All other fees in this Section 3.05(b) shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate in which case such fee shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Loan Origination Fee; Increase of Borrowing Base Fee.

(i)           Loan Origination Fee.  The Borrower shall pay each Lender on the Effective Date a loan origination fee based upon the final allocation of such Lender's Commitment in accordance with the following:

Lender's Final Commitment	Fee
$100,000,000	0.50%
$75,000,000	0.45%
$50,000,000	0.40%

For avoidance of doubt, if a Lender commits to a $100,000,000 Commitment and then its Commitment gets reduced to $80,000,000 at closing based upon final allocations of the Aggregate Commitments, the loan origination fee will be 0.50% times $80,000,000.

(ii)           Increase of Borrowing Base.  The Borrower agrees to pay the Administrative Agent for the account of each Approving Lender a fee for each incremental increase in the new Borrowing Base over the previous maximum Borrowing Base.  The amount of each fee shall be the same percentage specified in subsection (i) preceding times the amount of each Approving Lender's Applicable Percentage of the incremental increase of the Borrowing Base, in each case calculated on a pro-rated basis over the remaining term of the Loans, as ratably adjusted for any reallocation of an Increase Portion in accordance with the terms of Section 2.07(c)(iv)(B).  Such fee shall be due and payable on the effective date of any such increase.

(d)           Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01.                                Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall

(i)           notify the Administrative Agent of such fact, and

(ii)           purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(A)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(B)           the provisions of this Section 4.01(c) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 4.02.                                Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03.                                Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 4.04.                                Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower's or each Guarantor's interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and the Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01.                                Increased Costs.

(a)           Increased Costs, Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except  any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to or continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount), then the Borrower will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender's or the Issuing Bank's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Protection Absolute.  The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 5.02.                                Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03.                                Taxes.

(a)           Issuing Bank.  For purposes of this Section 5.03, the term "Lender" includes the Issuing Bank.

(b)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Borrower and the Other Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)           Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(II)           executed originals of IRS Form W-8ECI;

(III)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or

(IV)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI,

IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.3 (including by the payment of additional amounts pursuant to this Section 5.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 5.04.                                Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or 5.03, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04(a), or if any Lender is a Defaulting Lender, or a Dissenting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender in accordance with the terms of Section 12.18.

Section 5.05.                                Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender's obligation to make such Eurodollar Loans shall be suspended (the "Affected Loans") until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender's Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01.                                Conditions to Execution.  The obligations of the Lenders to enter into and execute this Agreement shall be subject to satisfaction of each of the following conditions:

(a)           The Administrative Agent shall have received (i) all fees, expense reimbursements and other amounts owed to the Administrative Agent or any other Lender in connection with this Agreement or in connection with the Original 2009 Credit Agreement, and (ii) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Winstead PC, counsel to the Administrative Agent and local counsel for the Administrative Agent in those States in which Mortgaged Property consisting of Oil and Gas Properties are located);

(b)           The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower dated as of the Execution Date, certifying that:

(i)           at the time of and immediately after giving effect to such execution, no Default shall have occurred and be continuing;

(ii)           at the time of and immediately after giving effect to such execution, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect;

(iii)           the representations and warranties of the Borrower and the Guarantors set forth in this Agreement shall be true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or by a Material Adverse Effect clause shall be true and correct in all respects) on and as of the date of such execution, except (A) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date, and (B) to the extent such representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents relate to the ownership of the ENP Entities and the ENP Properties and other matters which are not true on the Execution Date but are anticipated in good faith to be true upon the consummation of the ENP Transaction and the occurrence of the Effective Date;

(iv)           the execution of this Agreement would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain any of the consummation and/or performance of any of the transactions contemplated by this Agreement or any other Loan Document;

(v)           attached thereto is a true, correct and complete copy of the Merger Agreement, together with all schedules and exhibits and other attachments, as such agreement is in effect on the Execution Date (including all amendments, waivers, consents and other modifications prior to the Execution Date);

(vi)           attached thereto is a true, correct and complete copy of each of the other ENP Transaction Documents, together with all schedules and exhibits and other attachments, as each is in effect on the Execution Date (including all amendments, waivers, consents and other modifications prior to the Execution Date);

(vii)           (i) attached thereto is a true, correct and complete copy of each of the ENP Credit Agreement, any notes executed in connection therewith, each document or instrument granting a Lien on any of the ENP Properties in connection therewith, all financing statements in connection with the ENP Credit Agreement and a recording schedule with respect to the ENP Properties, as each is in effect on the Execution Date (including all amendments, waivers, consents and other modifications prior to the Execution Date), and (ii) there exists no default or breach under the ENP Credit Agreement or any of the loan documents executed in connection therewith;

(viii)           there exists no default or breach under the Term Loan Credit Agreement or any of the other Term Loan Documents;

(ix)           attached thereto are resolutions of its board of authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(x)           specimen signatures of the officers of the Borrower who are authorized to sign this Agreement and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby are set forth thereon;

(xi)           the certificate of formation and the limited liability company agreement of the Borrower are attached thereto and true and complete as of the date of execution of this Agreement; and

(xii)           all Schedules to this Agreement are true, correct and complete.

(c)           The Administrative Agent shall have received (i) such additional information regarding the business, financial, legal or corporate affairs of the Parent, the Borrower and the Subsidiaries, and any ENP Entity, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, (ii) such other certificates, documents, consents, assurances, or opinions as the Administrative Agent, the Issuing Bank or any Lender reasonably may require with respect to the Parent, the Borrower or any of the Subsidiaries, and (iii) such information regarding ENP Entities and the ENP Properties, the Merger Agreement and the other ENP Transaction Documents and entities, as the Administrative Agent and any Lender may request.

Notwithstanding the execution of this Agreement pursuant to this Section 6.01, this Agreement will not be effective until each of the conditions set forth in Section 6.02 below have been met or waived.  Until such time as this Agreement is effective pursuant to the satisfaction or waiver of each of the conditions in Section 6.02 below, the execution of this Agreement will not operate to supersede, cancel or terminate in any manner whatsoever the Original 2009 Credit Agreement and the related agreements and documents.

Section 6.02.                                Conditions to Effectiveness.  The effectiveness of this Agreement, and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit Agreement under the terms of this Agreement, shall be subject the satisfaction of each of the conditions in Section 6.03 and each of the following conditions (unless such condition is waived in writing in accordance with Section 12.02):

(a)           The Administrative Agent shall have received (i) all fees, expense reimbursements and other amounts owed to the Administrative Agent or any other Lender in connection with this Agreement or in connection with the Original 2009 Credit Agreement, and (ii) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Winstead PC, counsel to the Administrative Agent and local counsel for the Administrative Agent in those States in which Mortgaged Property consisting of Oil and Gas Properties are located).

(b)           The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or other duly authorized officer satisfactory to the Administrative Agent of the Parent, the Borrower (or the managing member thereof) and of each of the Subsidiaries, including the ENP Entities and Acquisition Company setting forth (i) resolutions of its board of directors or board of managers (or equivalent body) or its managing member authorizing the execution, delivery and performance of the Loan Documents to which each is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (ii) the officers of the Parent, the Borrower (or any managing member thereof), such Subsidiaries, (y) who are authorized to sign the Loan Documents to which the Parent, the Borrower and to which each such Subsidiary is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws or certificate of formation and partnership agreement or certificate of formation and limited liability company agreement (as the case may be) of the Parent, the Borrower and such Subsidiaries, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)           The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Parent, the Borrower, and each of the Subsidiaries, including the ENP Entities and Acquisition Company.

(d)           The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e)           All Schedules to this Agreement shall have been updated by the Borrower through the Effective Date, and the Administrative Agent shall have received a certificate from a Responsible Officer certifying that all Schedules to this Agreement and the Loan Documents are current, and true, correct and complete, through the Effective Date after giving effect to the consummation of the ENP Transaction.

(f)           The Administrative Agent shall have received duly executed Notes payable to the order of each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof, or modifications of existing Notes to reflect the Maximum Credit Amount of each Lender requesting a modification instead of a new Note, as applicable, which Notes shall be in part a consolidation of the indebtedness acquired by the Lenders pursuant to the refinancing of the ENP Credit Agreement in a manner acceptable to the Administrative Agent.

(g)           The Administrative Agent shall have received in form and substance satisfactory to it evidence satisfactory to the Administrative Agent that (A) all outstanding Debt under the Term Loan Credit Agreement and the Term Loan Documents has been repaid in full and such Term Loan Credit Facility has been terminated and extinguished (or is being repaid in full and terminated and extinguished concurrently on the Effective Date) and (B) all Liens on all Properties of all of the Loan Parties securing amounts owing under the Term Loan Credit Facility are released on the Effective Date pursuant to releases satisfactory to the Administrative Agent.

(h)           With respect to the ENP Transaction:

(i)           the Administrative Agent shall have received in form and substance satisfactory to it:  (A) a true and complete executed copy of each of the ENP Transaction Documents in effect as of the Effective Date; (B) original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the ENP Oil and Gas Properties; and (C) such other related documents and information as the Administrative Agent shall have requested with respect to the transaction contemplated by the ENP Transaction Documents.

(ii)           the ENP Transaction shall be consummated on the terms and conditions outlined in the Merger Agreement, provided that any other terms, structure and manner of the ENP Transaction not specified in the Merger Agreement, including the acquisition of the ENP Properties by the Borrower through the merger, the creation of Acquisition Company and any other new acquisition Subsidiary of the Borrower, shall in each case be satisfactory to the Administrative Agent and the Lenders.

(iii)           the Administrative Agent shall have received in form and substance acceptable to it, a certificate of a Responsible Officer of the Borrower and of Acquisition Company certifying (A) that Acquisition Company is concurrently consummating the acquisition contemplated by the ENP Transaction Documents and all material conditions precedent thereto have been satisfied in all material respects by all of the parties thereto; and (B) that attached thereto is a true and complete list of all of the ENP Oil and Gas Properties subject to the ENP Transaction Documents which are owned by Acquisition Company.

(iv)           Acquisition Company shall have delivered to the Administrative Agent title information and data acceptable to the Administrative Agent relating to title to the mineral interests in the ENP Oil and Gas Properties.  These title assurances shall include such post closing title work as the Administrative Agent may request.

(v)           the ENP Oil and Gas Properties shall comply with Section 8.10(c) with respect to environmental matters.

(vi)           the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that each of the following has occurred pursuant to terms, conditions and documentation acceptable to the Administrative Agent:  (A) all outstanding Debt under the ENP Credit Agreement has been assigned by the lenders under the ENP Credit Agreement to the Lenders, including delivery of any promissory notes issued pursuant to the ENP Credit Agreement duly endorsed, together with an assignment of all Liens and security interests on all ENP Properties securing such Debt under the ENP Credit Agreement, in each case in a manner satisfactory to the Administrative Agent, (B) such Debt is being consolidated and refinanced by this Agreement and the Loan Documents in a manner satisfactory to the Administrative Agent,  and (C) all Liens on all ENP Properties securing amounts owing under the ENP Credit Agreement are being consolidated, amended and restated by the Security Instruments and shall constitute first priority perfected Liens securing the Obligations (subject only to Excepted Liens identified in clauses (a) through (h) of the definition thereof), in each case in a manner satisfactory to the Administrative Agent.

(vii)           The Administrative Agent shall have received from Acquisition Company duly executed counterparts (in such number as may be requested by the Administrative Agent) of Mortgages covering the ENP Oil and Gas Properties, which Mortgages shall be in form and substance satisfactory to the Administrative Agent.  In connection with the execution and delivery of such Mortgages, the Administrative Agent shall be satisfied that such Mortgages create first priority, perfected Liens on the ENP Oil and Gas Properties (subject only to Excepted Liens identified in clauses (a) through (h) of the definition thereof, but subject to the provisos at the end of such definition).

(i)           The Administrative Agent shall have received from the Parent, the Borrower and each Subsidiary, in each case to the extent applicable, duly executed counterparts (in such number as may be requested by the Administrative Agent) of such amendments to and/or confirmations of the Security Instruments executed and delivered prior to the date hereof as may be required by the Administrative Agent, which amendments and/or confirmations shall be in form and substance satisfactory to the Administrative Agent.

(j)           Each of the Loan Documents shall be in full force and effect.

(k)           The Parent, the Borrower, each of the Subsidiaries, including the ENP Entities and Acquisition Company shall have executed, acknowledged, delivered, recorded, re-recorded, filed, re-filed, registered and re-registered any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Parent, the Borrower, or any of the Subsidiaries’ (including any ENP Entities' and Acquisition Company's) Properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Instruments, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Instruments and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any of the Parent, the Borrower or any of the Subsidiaries (including the ENP Entities and Acquisition Company) is or is to be a party, and cause each of the Subsidiaries to do so.

(l)           The Administrative Agent shall have received an opinion of (i) Vinson & Elkins, counsel to the Parent, the Borrower, and the Subsidiaries, including the ENP Entities and Acquisition Company, acceptable to the Administrative Agent covering such matters with respect to the Loan Documents as the Administrative Agent may reasonably request, including without limitation those matters described in Sections 7.01 and 7.02, and (ii) with respect to each of the Oil and Gas Properties and each of the Security Instruments, local counsel opinions as appropriate or requested by the Administrative Agent, covering such matters with respect to the Oil and Gas Properties and the Security Instruments as the Administrative Agent may reasonably request.

(m)           The Administrative Agent shall have received a certificate of insurance coverage of the Borrower, Acquisition Company and/or the ENP Entities evidencing that the Borrower and/or the applicable ENP Entities is carrying insurance in accordance with Section 7.12 with respect to the ENP Properties.

(n)           The Administrative Agent shall have received satisfactory evidence that no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(o)           The Administrative Agent shall be satisfied that no material disruption or material adverse change has occurred in conditions in the financial, banking or capital markets which the Agents and Arrangers, in their discretion, deems material in connection with the syndication of the credit facility evidenced by this Agreement.

(p)           The representations and warranties of the Parent, the Borrower and the Subsidiaries (including the ENP Entities and Acquisition Company) set forth in this Agreement and in the other Loan Documents, and the representations and warranties of the ENP Entities set forth in the ENP Transaction Documents shall be true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or by a Material Adverse Effect clause shall be true and correct in all respects), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(q)           The Effective Date shall have occurred prior to November 30, 2011.

(r)           The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(s)           The Administrative Agent shall have received (i) such additional information regarding the business, financial, legal or corporate affairs of the Parent, the Borrower and the Subsidiaries (including Acquisition Company), and any ENP Entity, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, (ii) such other certificates, documents, agreements, consents, assurances, or opinions as the Administrative Agent, the Issuing Bank or any Lender reasonably may require with respect to the Parent, the Borrower or any of the Subsidiaries (including the ENP Entities and Acquisition Company), and (iii) such information regarding ENP Entities, Acquisition Company, the ENP Properties, the Merger Agreement and the other ENP Transaction Documents and entities, as the Administrative Agent and any Lender may request.

Section 6.03.                                Conditions Precedent to Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c)           The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(d)           The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no

Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e)           The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

(f)           At the time of and immediately after giving effect to each such Borrowing or the issuance, amendment, renewal or extension of each such Letter of Credit, or both, as applicable, the aggregate Revolving Credit Exposures for all Lenders shall not exceed the lesser of (i) the Aggregate Commitments and (ii) the then effective Borrowing Base.

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit, or to amend, extend increase or renew any outstanding Letter of Credit (or increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof), unless the Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuing Bank.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.03(a) through (f).

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that:

Section 7.01.                                Organization; Powers.  Each of the Parent, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02.                                Authority; Enforceability.  The Transactions are within the Borrower's and each Guarantor's limited liability company, partnership, and corporate powers (as applicable) and have been duly authorized by all necessary limited liability company and, if required, member action (including, without limitation, any action required to be taken by any class of managers, directors or  partners (as applicable) of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03.                                Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members or any class of managers, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, and (iii) consents by, required notices to, or other actions by state and federal governmental entities in connection with the assignment of state and federal oil and gas leases or other interests therein that are customarily obtained subsequent to such assignments, (b) will not violate any applicable law or Organizational Documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04.                                Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders the Parent's consolidated balance sheet and statements of income, members' equity and cash flows (A) as of and for the fiscal year ended December 31, 2010, reported on by BDO USA, LLP, independent public accountant and (B) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2011, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Parent and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Parent and the Subsidiaries as of the dates thereof.

(b)           Since December 31, 2010, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Parent and the Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c)           Neither the Parent, the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05.                                Litigation.

(a)           Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or Parent, threatened against or affecting the Parent, the Borrower or any Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve any Loan Document or the Transactions or (iii) that could impair the consummation of the Acquisition on the time and in the manner contemplated by the Acquisition Documents.

(b)           Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06.                                Environmental Matters.  Except as set forth in Schedule 7.06 and as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)           neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b)           no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c)           all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d)           all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e)           the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f)           neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07.                                Compliance with the Laws and Agreements; No Defaults.

(a)           Each of the Parent, the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           None of the Parent, the Borrower or any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Parent, the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Parent, the Borrower or any Subsidiary or any of their Properties is bound.

(c)           No Default has occurred and is continuing.

Section 7.08.                                Investment Company Act.  None of the Parent, the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09.                                Taxes.  Each of the Parent, the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Parent, the

Borrower and the Subsidiaries in respect of Taxes and other governmental charges are adequate.  No Tax Lien has been filed and, to the knowledge of the Parent or the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10.                                ERISA.

(a)           The Parent, the Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)           Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)           No act, omission or transaction has occurred which could result in imposition on the Parent, the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)           No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Parent, the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Parent, the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)           Full payment when due has been made of all amounts which the Parent, the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)           The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Parent's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

(g)           None of the Parent, the Borrower, the Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Parent, the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)           None of the Parent, the Borrower, the Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)           None of the Parent, the Borrower, the Subsidiaries or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11.                                Disclosure; No Material Misstatements.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it, the Parent, or any of the Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent, the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact peculiar to the Parent, the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Parent, the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Parent, the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12.                                Insurance.

(a)           Schedule 7.12 sets forth a true, complete and correct description of all insurance maintained by the Parent, the Borrower or by the Parent or the Borrower for the Subsidiaries or by each Subsidiary for itself, as the case may be, as of the date hereof.  The Borrower has, and has caused all of the Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are commercially reasonable and usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and the Subsidiaries.  The Administrative Agent has been named as an additional insured in respect of such liability insurance policies, and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

(b)           Schedule 7.12 lists the descriptions and street addresses of all Buildings (as defined in the applicable Flood Insurance Regulations) and Manufactured (Mobile) Homes

(also as defined in the applicable Flood Insurance Regulations) constituting Collateral.  Except to the extent that flood insurance in form and substance satisfactory to the Administrative Agent has been obtained with respect thereto, no such Building or Manufactured (Mobile) Home (each as defined in the applicable Flood Insurance Regulations) is located on any real property in a special flood hazard area as designated by any Governmental Authority.  As used herein, "Flood Insurance Regulations" shall mean (i) the National Flood Insurance Act of 1968, as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973, as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 U.S.C. 4001 et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 7.13.                                Restriction on Liens.  Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 7.14.                                Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Parent and the Borrower have no Subsidiaries and the Borrower has no Foreign Subsidiaries.  Each Subsidiary on such schedule is a Wholly-Owned Subsidiary and a disregarded entity for federal income tax purposes.

Section 7.15.                                Location of Business and Offices.  The Borrower's jurisdiction of organization is Kentucky; the name of the Borrower as listed in the public records of its jurisdiction of organization is Vanguard Natural Gas, LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is 0601349 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01).  The Borrower's principal place of business is located at the address in London, Kentucky specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)), and its chief executive offices is located at the San Felipe street address in Houston, Texas specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)).  Each Subsidiary's jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(m)).

Section 7.16.                                Properties; Titles, Etc.

(a)           Each of the Borrower and the Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report, and each Loan Party has good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03.  After giving full effect to the Excepted Liens, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower's or such Subsidiary's net revenue interest in such Property.  The ownership by the Borrower or any Subsidiary of the Hydrocarbons and the undivided interests therein specified on the exhibits to the Mortgages are the same interests reflected in the most recently delivered Reserve Report.

(b)           All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)           The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)           All of the Properties of the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)           The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and the Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17.                                Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, and subject to the prior rights and limitations of Borrower as an owner of non-operated working interests, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and the Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and the Subsidiaries.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements (except with respect to horizontal wells permitted by Governmental Authority), and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of the Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of the Subsidiaries, in a manner consistent with the Borrower's or the Subsidiaries' past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18.                                Gas Imbalances, Prepayments.  Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no Material Gas Imbalances, take or pay or other prepayments which would require the Borrower or any of the Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19.                                Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or the Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property's delivery capacity), no material agreements exist which are not cancelable on 60 days' notice or less without penalty or detriment for the sale of production from the Borrower's or the Subsidiaries' Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20.                                Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement, including specification as to those Swap Agreements that are Secured Swap Agreements.

Section 7.21.                                Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used (a) to provide working capital for exploration and production operations, (b) to pay fees and expenses related to the Transaction, (c)  to effect the ENP Transaction in accordance with the terms of the ENP Transaction Documents; (d) to refinance Debt owed by ENP Operating under the ENP Credit Agreement, (e) to refinance Debt of the Borrower under the Term Loan Credit Facility, (f) to finance the Borrower's Capital Expenditures, including capital projects and additional acquisitions, in each case to the extent permitted by the terms of this Agreement and (g) for other lawful corporate purposes.  In addition, the Borrower may use the proceeds of Loans to make Restricted Payments to the holders of its Equity Interests provided (i) the aggregate amount of the Restricted Payment does not exceed the Borrower's EBITDA for the immediately preceding fiscal quarter; and (ii) the Restricted Payment is otherwise permitted by Section 9.04(e).

The Parent, the Borrower and the Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22.                                Solvency.  After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23.                                Sanctioned Persons.  None of the Parent, the Borrower or any Subsidiary or, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Parent, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.24.                                Security Instruments.  The Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Borrower's and each Guarantor's right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof.  The Mortgages (other than the Mortgages covering the ENP Oil and Gas Properties), having been filed in the offices of the counties where such properties are located, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 9.03.  When the Mortgages covering the ENP Oil and Gas Properties are filed in the offices of the counties where such properties are located, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Guarantor in the Mortgaged Property thereunder and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 9.03.  Each Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the right, title and interest of each Loan Party executing the same in and to all of the Collateral described therein.

Section 7.25.                                Article 8 of Uniform Commercial Code.  No Equity Interest of Borrower or any Subsidiary is evidenced by a certificate or other instrument.  None of the Organizational Documents of Borrower or any Subsidiary provides that any Equity Interest in Borrower or any Subsidiary is a security governed by Article 8 of the Uniform Commercial Code.

ARTICLE VIII

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower covenants and agrees with the Lenders that:

Section 8.01.                                Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accountant of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)           Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)           Certificate of Financial Officer -- Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto or such other form acceptable to the Administrative Agent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.13(b) and Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 (or, if later, the most recently delivered audited financial statements pursuant to Section 8.01(a)) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)           Certificate of Accounting Firm -- Defaults.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e)           Certificate of Financial Officer -- Consolidating Information.  If, at any time, all of the Subsidiaries of the Parent are not consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Parent.

(f)           Certificate of Financial Officer -- Swap Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, designating which such Swap Agreements are Secured Swap Agreements, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(g)           Certificate of Insurer -- Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(h)           Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to the Parent, the Borrower or any of the Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Parent, the Borrower or any such Subsidiary, and a copy of any response by the Parent, the Borrower or any such Subsidiary, or the board of managers of the Parent, the Borrower or any such Subsidiary, to such letter or report.

(i)           SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent with the SEC, or with any national securities exchange, or distributed by Parent to its shareholders generally, as the case may be.

(j)           Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(k)           Notice of Sales of Oil and Gas Properties.  In the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 9.12, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.

(l)           Notice of Casualty Events.  Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(m)           Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower or any Guarantor's corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor's chief executive office or principal place of business, (iii) in the Borrower or any Guarantor's identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor's jurisdiction of organization or such Person's organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor's federal taxpayer identification number, if any.

(n)           Production Reports and Lease Operating Statements.  Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a report setting forth, for each calendar month during the then current fiscal year to date, on a field by field summary basis and an aggregate summary basis (i) the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and (ii) the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(o)           Gas Balancing Reports.  Within 45 days after the end of each fiscal quarter, a report setting forth, for the quarter during the then current fiscal year to date, the existence of any Material Gas Imbalances listed on a property-by-property basis.

(p)           Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the Organizational Documents of the Parent, the Borrower or any Subsidiary.

(q)           Ratings Change.  Promptly after Moody's or S&P shall have announced a change in the rating of the Parent, the Borrower or one of their Affiliates, written notice of such rating change.

(r)           PATRIOT Act.  Promptly after the request by the Administrative Agent, the Issuing Bank or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the Act.

(s)           Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Subsidiary or Affiliates (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

(t)           Notification of Hedging Violation.  Promptly notify Administrative Agent if the volumes of Hydrocarbons hedged under Swap Agreements ever exceed the actual daily production of the Hydrocarbons from the Mortgaged Property.

Section 8.02.                                Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent, the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and the Subsidiaries in an aggregate amount exceeding $500,000;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent or the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Parent or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Documents required to be delivered pursuant to Sections 8.01(a) or (b), and Section 8.02(d), (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or Parent posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed in Section 12.01; or (ii) on which such documents are posted on the Borrower's behalf or Parent's behalf on an Internet or intranet website, if any, to which each Lender, the Issuing Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, at their option, make available to the Lenders and the Issuing Bank the Communications by posting the Communications on the Platform and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or Parent or any of the other Loan Parties, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities.  The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Communications "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the other Agents, the Arrangers, the Issuing Bank and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower, any of the Loan Parties or Parent, or any of their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 12.11); (y) all Communications marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent, the other Agents and each of the Arrangers shall be entitled to treat any Communications that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information."

Section 8.03.                                Existence; Conduct of Business.  The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04.                                Payment of Obligations.  The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of the Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Subsidiary.

Section 8.05.                                Performance of Obligations under Loan Documents.  The Borrower will pay the Obligations according to the reading, tenor and effect of this Agreement and the Notes, and the Borrower will, and will cause the Parent and each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06.                                Operation and Maintenance of Properties.  The Borrower, at its own expense, will, and will cause each Subsidiary to:

(a)           operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, in those circumstances where a reasonably prudent operator under similar circumstances and in accordance with customary industry practice would be prudent not to do so, and the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)           operate and maintain in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the gathering, transportation or processing of Hydrocarbons and other minerals therefrom, except, in each case, in those circumstances where a reasonably prudent operator under similar circumstances and in accordance with customary industry practice would be prudent not to do so, and the failure to comply could not reasonably be expected to have a

Material Adverse Effect, all pipelines, compressor stations, wells, gas or crude oil processing facilities, field gathering systems, tanks, tank batteries, pumps, pumping units, fixtures, valves, fittings, machinery, parts, engines, boilers, meters, apparatus, appliances, tools, implements, casing, tubing, rods, cables, wires, towers, surface and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of the Subsidiaries that are useful or necessary to conduct normal operations relating to gathering, transportation, processing or removal of Hydrocarbons and other minerals or CO2 therefrom.

(c)           keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties, all gas or crude oil processing facilities and other material Properties, including, without limitation, all equipment, machinery and facilities.

(d)           promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties or gas or crude oil processing facilities and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(e)           promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties, all gas or crude oil processing facilities and other material Properties.

(f)           operate its Oil and Gas Properties, all gas or crude oil processing facilities and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties, gas or crude oil processing facilities and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

To the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07.                                Insurance.  The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent in its capacity as such as "additional insured" and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08.                                Books and Records; Inspection Rights.  The Borrower will, and will cause the Parent and each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause the Parent and each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09.                                Compliance with Laws.  The Borrower will, and will cause the Parent and each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10.                                Environmental Matters.

(a)           The Borrower shall at its sole expense:  (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary's Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower's or the Subsidiaries' Properties or any other Property to the extent caused by the Borrower's or any of the Subsidiaries' operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower's or the Subsidiaries' Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the "Remedial Work") in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower's or the Subsidiaries' Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower's and the Subsidiaries' obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or the Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental

Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $500,000, not fully covered by insurance, subject to normal deductibles.

(c)           The Borrower will, and will cause each Subsidiary to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 8.11.                                Further Assurances.

(a)           The Borrower at its sole expense will, and will cause the Parent and each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower, the Parent or any Subsidiary, as the case may be, in the Loan Documents, including Notes (and to deliver a Note to any Lender at its request), or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)           The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property , the ENP Pledged Interests or other Property covered by the Lien of the Security Instruments without the signature of the Borrower or any other Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property, the ENP Pledged Interests, such other Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12.                                Reserve Reports.

(a)           On or before November 1, 2011, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the Subsidiaries as of June 30, 2011.  This Reserve Report shall include the ENP Oil and Gas Properties regardless of whether the ENP Transaction has been consummated by such date.  Thereafter, on or before March 1 and September 1 of each year, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the Subsidiaries as of the immediately preceding December 31st and June 30th,

(i)           the Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers and shall use economic parameters (including but not limited to, hydrocarbon prices, escalation rates, discount rate assumptions, and other economic assumptions) acceptable to Administrative Agent, and

(ii)           the Reserve Report as of June 30 of each year (including as of June 30, 2011) shall be prepared by or under the supervision of the chief operating officer of the Borrower and shall use economic parameters (including but not limited to hydrocarbon prices, escalation rates, discount rate assumptions, and other economic assumptions) acceptable to Administrative Agent.  The chief operating officer of the Borrower shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding June 30 Reserve Report.

(b)           In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief operating officer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.  For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an "as of" date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)           With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that:  (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Borrower or the Subsidiaries own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no Material Gas Imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.19 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of the names and addresses of the purchasers which accounted for at least 75% of the total natural gas and oil revenues of the Borrower and the Subsidiaries during the twelve month period ended as of the immediately preceding December 31st or June 30th, as applicable and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent in compliance with Section 8.14(a).

Section 8.13.                                Title Information.

(a)           On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the Recognized Value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)           If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the Recognized Value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)           If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the Recognized Value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the Recognized Value of the Oil and Gas Properties.  This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14.                                Additional Collateral; Additional Guarantors.

(a)           In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the Recognized Value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 80% of such Recognized Value, then the Borrower shall, and shall cause the Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such Recognized Value.  All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)           The Borrower shall promptly cause each Domestic Subsidiary to guarantee the Obligations pursuant to a Guaranty Agreement.  In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (A) pledge all of the Equity Interests of such new Subsidiary pursuant to a Security Agreement (including, without limitation, delivery of original stock certificates, if any, evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (B) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)           If the Borrower elects to provide additional Mortgaged Properties in lieu of making any mandatory prepayment pursuant to Section 3.04(c), then the Borrower shall, or shall cause the Subsidiaries to, grant to the Administrative Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments.  All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary places such a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(d)           In the event that (i) the Required Lenders waive the provisions of Section 9.15 to permit the Borrower or any Domestic Subsidiary to become the owner of a Foreign Subsidiary (such waiver to be granted in the sole discretion of the Required Lenders), and (ii) such Foreign Subsidiary has total assets in excess of $1,000,000, then the Borrower shall promptly, or shall cause such Domestic Subsidiary to promptly, guarantee the Obligations pursuant to the Guaranty Agreement.  In connection with any such guaranty, the Borrower shall, or shall cause such Domestic Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement, (ii) pledge 65% of all the Equity Interests of such Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.15.                                ERISA Compliance.  The Borrower will promptly furnish and will cause the Parent and the Subsidiaries and any ERISA Affiliate to promptly furnish to the

Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any "prohibited transaction," as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Parent, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause the Parent and each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

ARTICLE IX

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower covenants and agrees with the Lenders that:

Section 9.01.                                Financial Covenants.

(a)           Consolidated Leverage Ratio.  The Borrower will not, as of the last day of any fiscal quarter, permit the Consolidated Leverage Ratio to be greater than 4.00 to 1.00.

(b)           Consolidated Current Ratio.  The Borrower will not permit, at any time, the ratio of (i) consolidated current assets (including the Available Funds, but excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 815 and current maturities under this Agreement) to be less than 1.0 to 1.0.  This ratio shall be computed for the Parent, the Borrower and the Subsidiaries on a consolidated basis.

Section 9.02.                                Debt.  The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)           the Obligations.

(b)           accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

(c)           Debt under Capital Leases not to exceed $2,000,000.

(d)           Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties.

(e)           intercompany Debt between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent.

(f)           endorsements of negotiable instruments for collection in the ordinary course of business.

(g)           other Debt, including purchase-money obligations, not to exceed $2,000,000 in the aggregate at any one time outstanding.

(h)           Debt arising under Swap Agreements permitted under Section 9.18 hereof.

(i)           so long there exists no Default before and after giving effect to any such incurrence, Senior Notes so long as in each case, (i) the maturity date of such Senior Notes is not less than one year after the Maturity Date, (ii) the indentures or other agreements under which any Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing such Senior Notes or providing for any guarantee or other right in respect thereof have terms that are not more restrictive on the Parent, the Borrower or any of the Subsidiaries than the terms of this Agreement and the other Loan Documents, (iii) the Senior Notes are unsecured and (iv) the Parent and VNR Finance are the only obligors on such Senior Notes (the Borrower does not guarantee, and no other Subsidiary guarantees, the Senior Notes).

Section 9.03.                                Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)           Liens securing the payment of any Obligations.

(b)           Excepted Liens.

(c)           Liens securing Capital Leases permitted by Section 9.02(c) but only on the Property under lease.

(d)           Liens on any Property of the Borrower and the Subsidiaries existing on the date hereof and set forth on Schedule 9.03; provided that such Liens shall secure only those obligations which they secure on the date hereof.

(e)           Liens on Property not constituting Collateral for the Obligations and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(e) shall not exceed $5,000,000 at any time.

Section 9.04.                                Dividends, Distributions and Redemptions.   The Borrower will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders, members or partners or make any distribution of its Property to its Equity Interest holders, except

(a)           the Borrower may declare and pay cash distributions to its Equity Interest holders to permit such holders to pay federal and state taxes due with respect to the income of the Borrower;

(b)           the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(c)           Subsidiaries (other than Borrower) may declare and pay dividends ratably with respect to their Equity Interests;

(d)           the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and the Subsidiaries; and

(e)           so long as (i) no Default has occurred and is continuing or would result from the making of such Restricted Payment, and (ii) there exists no Borrowing Base Deficiency, the Borrower may make Restricted Payments to the Parent, provided that, notwithstanding the foregoing, the Borrower may only make Restricted Payments that are intended to be used by the Parent to purchase treasury stock in an aggregate amount of $10,000,000 for all such Restricted Payments over the term of this Agreement.

Section 9.05.                                Investments, Loans and Advances.  The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)           Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b)           accounts receivable arising in the ordinary course of business.

(c)           direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)           commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody's.

(e)           deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company's most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody's, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency).

(f)           deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g)           Investments (i) made by the Borrower in or to the Guarantors (other than Parent), (ii) made by any Subsidiary in or to the Borrower or any Guarantor (other than Parent) and (iii) made by the Borrower or any Subsidiary in or to all other Domestic Subsidiaries which are not Guarantors in an aggregate amount at any one time outstanding not to exceed $5,000,000.

(h)           Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a "venture") entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $5,000,000.

(i)           Investments made by the Borrower or a Guarantor in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, provided that (A) the Borrower shall be in compliance, on a pro forma basis after giving effect to any such Investment, with the financial covenants set forth in Section 9.01 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, and (B) no Default shall have occurred and be continuing or would result therefrom.

(j)           Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of the Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(j) exceeds $5,000,000.

(k)           other Investments not to exceed $1,000,000 in the aggregate at any time.

Section 9.06.                                Nature of Business; International Operations.  The Borrower will not, and will not permit the Parent or any Subsidiary to, allow any material change to be made in the character of its business as currently conducted by it and business activities reasonably incidental thereto as an independent oil and gas exploration and production company with operations in the continental United States.  From and after the date hereof, the Borrower and the Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 9.07.                                Limitation on Leases.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $10,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08.                                Proceeds of Loans.  The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09.                                ERISA Compliance.  The Borrower will not, and will not permit the Parent or any Subsidiary to, at any time:

(a)           engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, the Parent or a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)           terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, the Parent or a Subsidiary or any ERISA Affiliate to the PBGC.

(c)           fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, the Parent or a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(d)           permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

(e)           permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, the Parent or a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

(f)           contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(g)           acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, the Parent or a Subsidiary or with respect to any ERISA Affiliate of the Borrower, the Parent or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h)           incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i)           contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j)           amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, the Parent or a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10.                                Sale or Discount of Receivables.  Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11.                                Mergers, Etc.  Neither the Borrower nor any of the Subsidiaries will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that (i) any Wholly-Owned Subsidiary may merge with any other Wholly-Owned Subsidiary, and (ii) the Borrower may merge with any Wholly-Owned Subsidiary so long as the Borrower is the survivor.

Section 9.12.                                Sale of Properties.  The Borrower will not, and will not permit any Subsidiary to,  sell, assign, farm-out, convey or otherwise transfer any Property, including without limitation, Equity Interests of Borrower or any Subsidiary, except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; and (d) so long as the Borrower is in compliance with both Sections 9.01(a) and 9.01(b) both before and after giving effect to any such transaction, sales and other dispositions of Property, having a fair market value not in excess of 5% of the Borrowing Base (as determined by the Administrative Agent), (including sales of 100% of the Equity Interests of a Subsidiary holding Property having a fair market value not in excess of 5% of the Borrowing Base (as determined by the Administrative Agent) individually or in the aggregate for all such sales during any 12-month period.

Section 9.13.                                Environmental Matters.  The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property which it or a Subsidiary operates to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.  The Borrower will use its reasonable efforts to cause the operator of Properties which the Borrower or any Subsidiary does not operate to comply with the terms and provisions of this Section 9.13.

Section 9.14.                                Transactions with Affiliates.  The Borrower will not, and will not permit the Parent or any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

Section 9.15.                                Subsidiaries.  The Borrower will not, and will not permit the Parent or any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b) and Section 8.14(c); provided however, that the Borrower and any Wholly-Owned Subsidiary may create a Subsidiary to be used in connection with the merger by the Borrower or any Subsidiary with any of their respective Subsidiaries.  The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary.  None of the Borrower, the Parent or any Subsidiary shall have any Foreign Subsidiaries.

Section 9.16.                                Negative Pledge Agreements; Dividend Restrictions.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or Capital Leases creating Liens permitted by Section 9.03(c)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and/or any or all of the Secured Parties or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.17.                                Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower will not, and will not permit any Subsidiary to, (a) incur, become or remain liable for, any Material Gas Imbalance, or (b) allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.18.                                Swap Agreements.  The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than

(a)           Swap Agreements in respect of commodities (x) with an Approved Counterparty and (y) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed the greater of, on any five year period beginning any date of determination (and in connection with any transaction described in Section 2.10, after giving effect to such future acquisition on a pro forma basis):

(i)           85% of the projected production of Hydrocarbons from Proved Reserves of the Oil and Gas Properties (as reflected on the most recently delivered Engineering Reports acceptable to the Administrative Agent) during the period  in effect for each of crude oil and natural gas, calculated separately, and

(ii)           for projected production of Hydrocarbons from the Oil and Gas Properties (as reflected on the most recently delivered Engineering Reports acceptable to the Administrative Agent) constituting PDP only, (x) for the first 24 months following such date, 100% of such reasonably anticipated projected production for each of crude oil and natural gas, calculated separately, and (y) for the period from the 25th month through the 48th month following such date, 90% of such reasonably anticipated projected production for each of crude oil and natural gas, calculated separately, and (z) for such period from the 49th month through the 60th month following such date, 85% of the reasonably anticipated projected production for each of crude oil and natural gas, calculated separately. For purposes of this calculation, the Borrower may, in its discretion, include natural gas liquids production in natural gas or crude oil calculations so long as the Borrower is in compliance with the preceding restrictions.  The Borrower may hedge production associated with new acquisitions upon the signing of the applicable purchase and sale agreement so long as (i) the Borrowing Base Utilization Percentage does not exceed 90% prior to the closing of such acquisition and (ii) should such acquisition fail to close, all derivative transactions associated with the new acquisition will be unwound or otherwise terminated so that the Borrower is in compliance with the hedging restrictions set forth above (such unwinding/termination to be completed within 30 days of the date of the termination of the purchase and sale agreement).

(iii)           do not include more than 35% of the projected production of Hydrocarbons from Proved Reserves constituting PDNP or PUD, and

(b)           Swap Agreements in respect of interest rates with an Approved Counterparty with the purpose and effect of fixing interest rates on a principal amount of indebtedness of the Borrower that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds 100% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest rate swap contracts to declining principal balances, and (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract.  In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral (other than Letters of Credit) or margin to secure their obligations under such Swap Agreement or to cover market exposures.  Should there be a breach of this Section 9.18, the Borrower or any Subsidiary, as applicable, shall promptly unwind, modify, assign or terminate any Swap Agreement as is necessary to cure such breach; provided that nothing contained herein shall be construed to modify or limit the terms of Section 10.01(d).

Section 9.19.                                Marketing Activities.  The Borrower will not, and will not permit any of the Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the Subsidiaries that the Borrower or one of the Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no "position" is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

ARTICLE X

Events of Default; Remedies

Section 10.01.                                Events of Default.  One or more of the following events shall constitute an "Event of Default":

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable (other than LC Disbursements which are repaid through an ABR Borrowing as permitted by Section 2.8(e) hereof), whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.

(c)           any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d)           the Parent, the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 2.13(a)(i)(B), Section 8.01(j), Section 8.01(m), Section 8.01(p), Section 8.02, Section 8.03, Section 8.14, Section 8.15 or in ARTICLE IX; provided, that an Event of Default under clause (a) of Section 9.18 shall not be deemed to have occurred unless the breach of such provision has continued unremedied for a period of 10 days after its occurrence.

(e)           the Parent, the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(f)           the Parent, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness.

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Parent, the Borrower or any Subsidiary to make an offer in respect thereof.

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any Subsidiary, or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Subsidiary, or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)           the Parent, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Subsidiary, or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)           the Parent, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)           with respect to the Parent, the Borrower or any Subsidiary:  (i) one or more final judgments for the payment of money in an aggregate amount in excess of 2% of the existing Borrowing Base (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Parent, the Borrower, any Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower or any Subsidiary to enforce any such judgment.

(l)           the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Parent, the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

(m)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and the Subsidiaries in an aggregate amount exceeding $2,000,000 in any year.

(n)           There occurs under any Swap Agreement an early Termination Date (as defined in such Swap Agreement) resulting from (i) any event of default under such Swap Agreement to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Agreement), or (ii) any Termination Event (as so defined) under such Swap Agreement as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof exceeds 2% of the existing Borrowing Base.

(o)           a Change in Control shall occur, or the Parent shall cease to own (directly or indirectly) 100% of the Equity Interests in the Borrower or any of the other Guarantors.

(p)           any of Scott Smith, Richard Robert or Britt Pence shall cease for any reason to be actively involved in the full time executive management of the Borrower, and a successor to such person acceptable to the Administrative Agent has not been appointed within 90 days.

(q)           any of the following shall occur:

(i)           the Parent operates any business, owns any Property (other than the Equity Interests of the Borrower and certain of the Subsidiaries) or enters into any transaction of any kind other than (A) to act as a holding company for the Equity Interests of the Borrower and the other Subsidiaries owned directly by the Parent and (B) be a co-issuer of the Senior Notes; or

(ii)           the Parent incurs any Debt other than the Senior Notes and pursuant to the Loan Documents; or

(iii)           the Parent grants or suffers to exist any Liens other than to secure the Obligations under this Agreement; or

(iv)           the Parent makes any Investment, enters into any lease, employs any Person, enters into any agreement or otherwise transacts any business of any kind or nature except those agreements that are (A) Loan Documents, (B) pursuant to the Senior Notes or (C) necessary to enable the Parent to continue as a holding company holding the Equity Interests of the Borrower; or

(v)           the Parent fails to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business as a holding company of the Equity Interests of the Borrower and certain of the Subsidiaries; or

(vi)           the Parent fails to comply with all material applicable laws.

Section 10.02.                                Remedies.

(a)           In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Aggregate Commitments, and thereupon the Aggregate Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and the other Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j), but excluding Obligations outstanding under Secured Swap Agreements), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Aggregate Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the other Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j), but excluding Obligations outstanding under Secured Swap Agreements), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)           In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)           After the exercise of remedies provided for in Section 10.02 (or after maturity or the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth in Section 10.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.12 and 2.13, be applied by the Administrative Agent in the following order:

First, to payment or reimbursement of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (including all fees, costs and disbursements of counsel to the Administrative Agent, and amounts payable under Article V) payable to the Administrative Agent in its capacity as such;

Second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Issuing Bank and to the Lenders;

Third, pro rata to payment of (i) accrued and unpaid interest on the Loans and LC Disbursements, (ii) fees on each Letter of Credit and (iii) other accrued and unpaid interest included in the Obligations;

Fourth, pro rata to payment of (i) principal outstanding on the Loans, (ii) Obligations then owing under any Secured Swap Agreement, and (iii) Obligations then owing under any Secured Treasury Management Agreement;

Fifth, to serve as Cash Collateral to be held by the Administrative Agent to secure the LC Exposure;

Sixth, pro rata to any other unpaid Obligations; and

Seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Subject to Sections 2.08 and 2.12, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Swap Agreements and Secured Treasury Management Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Lender or Treasury Management Bank, as the case may be.  Each Swap Lender and Treasury Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a "Lender" party hereto.

ARTICLE XI

The Agents

Section 11.01.                                Appointment; Powers.

(a)           Each of the Lenders and the Issuing Bank hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express)

obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (including in its capacities as a potential Swap Lender and/or Treasury Management Bank) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 12.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

Section 11.02.                                Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03.                                Exculpatory Provisions.

(a)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan

Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.02 and 10.02)), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Bank.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or sufficiency of any of the Collateral, or (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.04.                                Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05.                                 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 11.06.                                Resignation of Administrative Agent and/or Issuing Bank.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) .  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Citibank, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank.  After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit, including, without limitation, any Letter of Credit with an auto-extend feature (for the avoidance of doubt, the retiring Issuing Bank is authorized to notify any and each beneficiary of each Letter of Credit (in accordance with the terms of such Letter of Credit) that any such Letter of Credit will not be renewed, extended or increased, automatically or otherwise).  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank and shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(c)           In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank, effective at the close of business New York time on a date specified in such notice (which date may not be less than 30 days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank.

Section 11.07.                                Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.08.                                No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Documentation Agents or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.  No Bookrunner, Arranger, Documentation Agent or Syndication Agent listed on the cover page hereof shall have or be deemed to have any fiduciary relationship with any Lender.

Section 11.09.                                Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 3.05 and 12.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Section 11.10.                                Collateral and Guaranty Matters.

(a)           Each of Lenders and the other Secured Parties (including each Lender in its capacity as a potential Swap Lender and/or Treasury Management Bank), and the Issuing Bank, irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.02, if approved, authorized or ratified in writing by the Required Lenders;

(ii)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.03; and

(iii)           to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Article XI.  In each case as specified in this Section 11.10, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Instruments or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

(b)           The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.11.                                Secured Swap Agreements and Secured Treasury Management Agreements.  No Swap Lender or Treasury Management Bank that obtains the benefits of Section 10.02(c), any Guaranty Agreement or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Swap Agreements and/or Secured Treasury Management Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Lender or Treasury Management Bank, as the case may be.

ARTICLE XII

Miscellaneous

Section 12.01.                                Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b) except as provided in Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)           if to the Borrower or any other Loan Party, to it at

5847 San Felipe, Suite 3000

Houston, Texas  77057-3399

Attn:  Mr. Richard Robert

Facsimile No:  832-327-2260

Telephone:  832-327-2258

Electronic Mail Address:  rrobert@vnrllc.com

Website Address (for Section 8.02 purposes): www.vnrllc.com

(ii)           if to the Administrative Agent, to it at

Citibank, N.A.

2800 Post Oak Boulevard, Suite 400

                                           Houston, TX  77056

Attention: Ms. Angela McCracken

                                Facsimile No:  281-528-4787

Telephone:  713-752-5373

Electronic Mail Address: Angela.Wilson.McCracken@citi.com

(iii)           if to the Issuing Bank, to it at

Citibank, N.A.

2800 Post Oak Boulevard, Suite 400

Houston, TX  77056

Attention:  Ms. Hilda Munoz

Facsimile No:  713-481-0252

Telephone:  713-752-5324

Electronic Mail Address:  hilda.g.munoz@citi.com

(iv)           if to any other Lender, to it at its address (or facsimile number), or electronic mail address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to any Lender or the Issuing Bank pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Platform.

(i)           Each Loan Party agrees that the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the "Platform").

(ii)           The Platform is provided "as is" and "as available."  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower's, any Loan Party's or the Administrative Agent's transmission of communications through the Platform.  "Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower, any Loan Party nor Parent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications, including through the Platform.

(iii)           Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Communications that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower, any of the other Loan Parties, or Parent, or their securities for purposes of United States Federal or state securities laws.

Section 12.02.                                Waivers; Amendments.

(a)           No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.02 for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 4.01), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.01, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(b)           Neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof may be waived, amended or modified, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of the Borrowing Base Increase Requisite Lenders, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner without the consent of each Lender affected thereby, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 2.02(a), Section 2.04(a), Section 2.06(b)(ii), Section 3.04(b), Section 4.01(b), Section 4.01(c) or Section 10.02(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (vi) waive or amend Section 8.14, without the written consent of each Lender affected thereby, (vii) release all or substantially all of the Guarantors (except in accordance with the terms of the Guaranty Agreement), release all or substantially all of the Collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) to less than 80%, without the written consent of each Lender affected thereby, or (viii) change any of the provisions of this Section 12.02(b) or the definition of "Determining Lenders", "Required Lenders", "Borrowing Base Increase Requisite Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender affected thereby; provided further that notwithstanding the foregoing or any other provision to the contrary, (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be, and (B) nothing in this Section 12.02 shall cause any waiver, amendment, modification or consent to (I) any fee letter between the Borrower and any Lender, Agent or the Administrative Agent or the Issuing Bank to require the consent of the Required Lenders, (II) any Letter of Credit Agreements between the Borrower or any Subsidiary of the Borrower and the Issuing Bank to require the consent of the Required Lenders, (III) any Letter of Credit issued by the Issuing Bank pursuant to the terms of this Agreement to require the consent of the Required Lenders except as specifically required by Section 2.08, (IV) any Secured Swap Agreement to require the consent of the Required Lenders, or (V) any Secured Treasury Management Agreement to require the consent of the Required Lenders.

(c)           Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders, the Borrowing Base Increase Requisite Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of "Required Lenders" and "Borrowing Base Increase Requisite Lenders" will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 12.03.                                Expenses, Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN "INDEMNITEE") AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), AND SHALL INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM ALL FEES AND TIME CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE

EMPLOYEES OF ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE SUBSIDIARIES OR OTHER LOAN PARTIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE SUBSIDIARIES OR OTHER LOAN PARTIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY OR OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE'S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.  This Section 12.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Bank solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders' Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Bank in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.05(c).

(d)           To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           All amounts due under this Section 12.03 shall be payable not later than three Business Days after written demand therefor.

(f)           The provisions of this Section 12.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans and the Obligations, the expiration or termination of the Aggregate Commitments, the expiration of any Letter of Credit, the invalidity, unenforceability or termination of any or all Loan Documents or term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.

Section 12.04.                                Successors and Assigns Generally.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and provided, further, that the Borrower's consent shall not be required during the primary syndication of the Loans for this Third Amended and Restated Credit Agreement;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

and

(C)           the consent of the Issuing Bank shall be required for any assignment in respect of the Loan and Commitment of any Lender.

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) any Loan Party or any Loan Party's Affiliates and Subsidiaries or (B) any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.01 and 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office located at 1615 Brett Road, New Castle, DE 19720 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"), and upon the determination by the Administrative Agent of (i) the satisfaction of all conditions precedent to the effectiveness of such Assignment and Assumption (including, without limitation, the receipt of all requisite consents, payment of fees and transfer of money) and (ii) the expiration of any trading freeze or trading holds due to any amendment, consent or waiver, or any other interruption in, or hold on, trading as determined by the Administrative Agent, the Administrative Agent will accept such Assignment and Assumption and record the appropriate information contained therein in the Register.  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.08(c), Section 12.03(c) and otherwise with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which requires the consent of each Lender affected thereby under Section 12.02 to the extent if affects such

Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01, 5.02 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(g) (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 5.04 and 12.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 12.18 with respect to any Participant.  To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05.                                Survival; Revival; Reinstatement.

(a)           All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or any other Obligation, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)           To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent's and the Lenders' Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06.                                Counterparts; Integration; Effectiveness; Electronic Signatures.

(a)           This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)           This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)           Except as provided in Section 6.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)           The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.07.                                Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08.                                Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13(a)(i) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09.                                GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)           Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Submission to Jurisdiction.  The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(e)           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.10.                                Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11.                                Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement or any of its Related Parties relating to the Borrower, any other Loan Party and their obligations, (g) with the consent of the Borrower, (h) to any credit insurance provider relating to the Borrower and its obligations, this Agreement or payments hereunder, (i) on a confidential basis (i) to any rating agency in connection with the rating the Parent, the Borrower or the Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; or (j) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 12.11 or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender or any of their Affiliates on a nonconfidential basis from a source other than the Borrower.

For the purposes of this Section 12.11, "Information" means all information received from the Borrower, the Parent or any of the Subsidiaries relating to the Parent, the Borrower or any of the Subsidiaries and their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any of the Subsidiaries; provided that, in the case of information received from the Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 12.12.                                Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the States of New York and Texas, or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower's obligations hereunder.

Section 12.13.                                EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT "CONSPICUOUS."

Section 12.14.                                Collateral Matters; Swap Agreements; Treasury Management Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to (a) any Swap Lender with respect to amounts payable by the Borrower, any Subsidiary, and any Guarantor under any Secured Swap Agreement, and (b) any Treasury Management Bank with respect to amounts payable by the Borrower, any Subsidiary, and any Guarantor under any Secured Treasury Management Agreement, in each case on a pari passu basis with respect to repayment of principal outstanding on Loans due under this Agreement.  All Secured Swap Agreements and Secured Treasury Management Agreements are independent agreements governed by the terms thereof and will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans created under this Agreement except as otherwise provided in such Secured Swap Agreements and Secured Treasury Management Agreements, and any payoff statement from any Lender relating to this Agreement shall not apply to Secured Swap Agreements and Secured Treasury Management Agreements, except as otherwise expressly provided in such payoff statement.

Section 12.15.                                No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, the Parent, any Subsidiary, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.16.                                USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 12.17.                                Amendment and Restatement; Release.  This Agreement amends and restates in its entirety the Original 2009 Credit Agreement, which, in turn, amended and restated in its entirety the Original 2008 Credit Agreement, which, in turn, amended and restated in its entirety the Original 2007 Credit Agreement.  The execution of this Agreement and the other Loan Documents executed in connection herewith does not extinguish the Obligations outstanding in connection with the Original 2009 Credit Agreement nor does it constitute a novation with respect to such indebtedness.  THE BORROWER REPRESENTS AND WARRANTS THAT AS OF THE DATE HEREOF THERE ARE NO CLAIMS OR OFFSETS AGAINST OR DEFENSES OR COUNTERCLAIMS TO ITS OR ANY GUARANTORS OBLIGATIONS UNDER THE ORIGINAL 2009 CREDIT AGREEMENT OR THE OTHER LOAN DOCUMENTS.  TO INDUCE THE ADMINISTRATIVE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT, THE BORROWER AND, BY THE EXECUTION OF THE LOAN DOCUMENTS TO WHICH IT IS A PARTY, EACH GUARANTOR WAIVES ANY AND ALL CLAIMS, OFFSETS, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE HEREOF AND HEREBY RELEASES THE ADMINISTRATIVE AGENT, THE LENDERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ATTORNEYS (COLLECTIVELY, THE "RELEASED PARTIES") FROM ANY AND ALL OBLIGATIONS, INDEBTEDNESS, LIABILITY, CLAIMS, RIGHTS, CAUSES OF ACTION OR DEMANDS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED WHICH BORROWER OR ANY GUARANTOR EVER HAD, NOW HAS, CLAIMS TO HAVE OR MAY HAVE AGAINST ANY RELEASED PARTY ARISING PRIOR TO THE DATE HEREOF OR FROM OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 12.18.                                Replacement of Lenders.   If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04(a), or if any Lender is a Defaulting Lender, a Dissenting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.04;

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable law; and

(e)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 12.19.                                Time of the Essence.  Time is of the essence of the Loan Documents.

Section 12.20.                                No Advisory or Fiduciary Responsibility.  The Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that in connection with all aspects of (1) the transaction evidenced by this Agreement and the other Loan Documents, (2) the Transactions and (3) each other transaction contemplated hereby and by the other Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) that:

(a)

(i)           the arranging and other services regarding this Agreement and the other Loan Documents provided by the Agents and the Arrangers, are arm's-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the other Agents and each of the Arrangers, on the other hand,

(ii)           each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and

(iii)           the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b)

(i)           each of the Administrative Agent, the other Agents and each of the Arrangers, is, and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person;

(ii)           none of the Administrative Agent, the other Agents nor any of the Arrangers has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents;

(iii)           any of the Administrative Agent, the other Agents and the Arrangers, and any of their respective Affiliates, may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the other Agents nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.

To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any of the other Agents or any of the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby and by the other Loan Documents.

Section 12.21.                                The Parent.  It is specifically agreed among the parties hereto that the Parent will be a co-issuer of the Senior Notes but otherwise act solely as a holding company for the Equity Interests of the Borrower and certain of the Subsidiaries.

[This space is left intentionally blank.  Signature Pages follow.]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:                                                                VANGUARD NATURAL GAS, LLC

By:           /s/ Richard Robert
Richard Robert
Executive Vice President
and Chief Financial Officer

ADMINISTRATIVE AGENT:                                                                CITIBANK, N.A.
as Administrative Agent

By:           /s/ Angela McCracken
Angela McCracken
Vice President

LENDERS:                                                                CITIBANK, N.A.

By:           /s/ Angela McCracken
Angela McCracken
Vice President

LENDERS:                                                                BNP PARIBAS

By:        /s/ Betsy Jocher
Name:  Betsy Jocher
Title:   Director

By:       /s/ Michaela Braun
Name:  Michaela Braun
Title:    Director

 LENDERS:                                                                THE BANK OF NOVA SCOTIA

By:       /s/ Marc Graham
Name:  Marc Graham
Title:    Director

LENDERS:                                                                COMERICA BANK

By:        /s/ Justin Crawford
Name:  Justin Crawford
Title:   Vice President

LENDERS:                                                                ROYAL BANK OF CANADA

By:       /s/ Don J. McKinnerney
Name:  Don J. McKinnerney
Title:    Authorized Signatory

LENDERS:                                                                WELLS FARGO BANK, N.A.

By:       s/ Michael Real
Name:  Michael Real
Title:   Director

LENDERS:	CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:        /s/ Sharada Manne
Name:  Sharada Manne
Title:    Director

By:        /s/ Mark A. Roche
Name:  Mark A. Roche
Title:    Managing Director

LENDERS:                                                                BARCLAYS BANK PLC

By:       /s/ Vanessa A. Kurbatskiy
Name:  Vanessa A. Kurbatskiy
Title:   Vice President

LENDERS:                                                                BANK OF MONTREAL

By:       /s/ Joseph A. Bliss
Name:  Joseph A. Bliss
Title:   Managing Director

LENDERS:                                                                THE ROYAL BANK OF SCOTLAND plc

By:        /s/ Sanjay Remond
Name:  Sanjay Remond
Title:    Authorized Signatory

LENDERS:                                                                UBS LOAN FINANCE LLC

By:        /s/ Mary E. Evans
Name:  Mary E. Evans
Title:   Associate Director

By:        /s/ Joselin Fernandes
Name:  Joselin Fernandes
Title:   Associate Director

LENDERS:	BANK OF SCOTLAND PLC, NEW YORK BRANCH

By:       /s/ Julia R. Franklin
Name:  Julia R. Franklin
Title:    Assistant Vice President

LENDERS:                                                                NATIXIS

By:       /s/ Liana Tchernysheva
Name:  Liana Tchernysheva
Title:   Managing Director

By:        /s/ Donovan C. Broussard
Name:  Donovan C. Broussard
Title:    Managing Director

LENDERS:                                                                U.S. BANK NATIONAL ASSOCIATION

By:        /s/ Mark E. Thompson
Name:  Mark E. Thompson
Title:   Senior Vice President

LENDERS:                                                                ASSOCIATED BANK, N.A.

By:        /s/ Timothy Brendel
Name:  Timothy Brendel
Title:   Senior Vice President

LENDERS:                                                                BANK OF AMERICA MERRILL LYNCH

By:       /s/ Stephen S. Hoffman
Name:  Stephen S. Hoffman
Title:    Managing Director

LENDERS:                                                                BRANCH BANKING AND TRUST COMPANY

By:        /s/ Parul June
Name:  Parul June
Title:    Assistant Vice President

LENDERS:                                                                CAPITAL ONE, NATIONAL ASSOCIATION

By:        /s/ Scott L. Joyce
Name:   Scott L. Joyce
Title:     Senior Vice President

LENDERS:                                                                CIBC INC

By:        /s/ Trudy Nelson
Name:  Trudy Nelson
Title:    Authorized Signatory

By:       /s/ Richard Antl
Name:  Richard Antl
Title:    Authorized Signatory

LENDERS:	SUMITOMO MITSUI BANKING
CORPORATION

By:       /s/ Masakazu Hasegawa
Name:  Masakazu Hasegawa
Title:    General Manager

ANNEX I

LIST OF AGGREGATE COMMITMENTS, MAXIMUM CREDIT AMOUNTS

AND APPLICABLE PERCENTAGES

Aggregate Commitments, Maximum Credit Amounts and Applicable Percentages

Name of Lender	Applicable Percentage	Commitment	Maximum Credit Amount
Citibank, N.A.	6.643%	$50,821,678	$99,650,350
BNP Paribas	6.643%	$50,821,678	$99,650,350
Credit Agricole Corporate and Investment Bank	6.294%	$48,146,853	$94,405,594
Royal Bank of Canada	6.294%	$48,146,853	$94,405,594
Wells Fargo Bank, National Association	6.294%	$48,146,853	$94,405,594
The Bank of Nova Scotia	6.294%	$48,146,853	$94,405,594
Barclays Bank PLC	6.294%	$48,146,853	$94,405,594
Bank of Montreal	6.294%	$48,146,853	$94,405,594
The Royal Bank of Scotland plc	6.294%	$48,146,853	$94,405,594
UBS Loan Finance LLC	6.294%	$48,146,853	$94,405,594
Comerica Bank	4.476%	$34,237,762	$67,132,867
Bank of Scotland plc, New York Branch	4.476%	$34,237,762	$67,132,867
Natixis	4.476%	$34,237,762	$67,132,867
U.S. Bank National Association	4.476%	$34,237,762	$67,132,867
Associated Bank, N.A.	3.077%	$23,538,462	$46,153,846
Bank of America Merrill Lynch	3.077%	$23,538,462	$46,153,846
Branch Banking and Trust Company	3.077%	$23,538,462	$46,153,846
Capital One, N.A.	3.077%	$23,538,462	$46,153,846
CIBC Inc	3.077%	$23,538,462	$46,153,846
Sumitomo Mitsui Banking Corporation	3.077%	$23,538,462	$46,153,846

TOTAL	100.00000000%	Aggregate Commitments: $765,000,000	$1,500,000,000.00

EXHIBIT A

FORM OF NOTE

$[_____________] _____________, 201__

FOR VALUE RECEIVED, VANGUARD NATURAL GAS, LLC, a Kentucky limited liability company (the "Borrower") hereby promises to pay to the order of _____________________ (the "Lender"), at the principal office of CITIBANK, N.A. (the "Administrative Agent"), the principal sum of _________________ Dollars ($_________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Third Amended and Restated Credit Agreement dated as of September 30, 2011 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the "Credit Agreement").  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit A -

VANGUARD NATURAL GAS, LLC

By:
Name:______________________________
Title:_______________________________

Exhibit A -

EXHIBIT B

FORM OF BORROWING REQUEST

______________, 201[__]

VANGUARD NATURAL GAS, LLC, a Kentucky limited liability company (the "Borrower"), pursuant to Section 2.03 of the Third Amended and Restated Credit Agreement dated as of September 30, 2011 (together with all amendments, restatements, supplements or other modifications thereto, the "Credit Agreement") among the Borrower, CITIBANK, N.A., as Administrative Agent and the other agents and lenders (the "Lenders") which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)           Aggregate amount of the requested Borrowing is $__________;

(ii)           Date of such Borrowing is ______________, 201__;

(iii)           Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)           In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is _____________;

(v)           Amount of Borrowing Base in effect on the date hereof is $______________;

(vi)           Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $_____________; and

(vii)           Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $______________; and

(viii)           Location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

Exhibit B -

The undersigned certifies that he/she is the _____________ of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

VANGUARD NATURAL GAS, LLC

By:
Name:
Title:

Exhibit B -

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

_______________, 201__

VANGUARD NATURAL GAS, LLC, a Kentucky limited liability company (the "Borrower"), pursuant to Section 2.04 of the Third Amended and Restated Credit Agreement dated as of September 30, 2011 (together with all amendments, restatements, supplements or other modifications thereto, the "Credit Agreement") among the Borrower, CITIBANK, N.A., as Administrative Agent and the other agents and lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)           The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [                ];

(ii)           The effective date of the election made pursuant to this Interest Election Request is _____________, 201__;[and]

(iii)           The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[(iv)           [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [                ]].

The undersigned certifies that he/she is the [                ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

VANGUARD NATURAL GAS, LLC

By:
Name:
Title:

Exhibit C -

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the _______________ of VANGUARD NATURAL GAS, LLC, a Kentucky limited liability company (the "Borrower"), and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  With reference to the Third Amended and Restated Credit Agreement dated as of September 30, 2011 (together with all amendments, restatements, supplements or other modifications thereto being the "Agreement") among the Borrower, CITIBANK, N.A., as Administrative Agent, and the other agents and lenders (the "Lenders") which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)           The representations and warranties of the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.

(b)           The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

(c)           Since _________________, 201__, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

(d)           There exists no Default or Event of Default [or specify Default and describe].

(e)           The aggregate amount of cash used to date by Parent to repurchase treasury stock is $_________________.

(f)           Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 and Section 8.14 as of the end of the [fiscal quarter][fiscal year] ending [                              ].

EXECUTED AND DELIVERED this _________ day of __________, 201__.

VANGUARD NATURAL GAS, LLC

By:
Name:
Title:

Exhibit B -

For the Quarter/Year ended ___________________("Statement Date")

SCHEDULE 2

to the Compliance Certificate

($ in 000's)

I. Section 9.01(a) – Consolidated Leverage Ratio.
A.Total Debt
1.Debt, less	$_______________
2.Non-cash obligations under ASC 815, less	($______________)
3.Accounts payable and other accrued liabilities not greater than 60 days past due or which are being contested in good faith	($______________)
4.Total Debt	$_______________
B.EBITDA
1.consolidated net income, less	$______________
2.non-cash revenue or expense associated with Swap Agreements resulting from ASC 815, less	($______________)
3.income or plus loss from discontinued operations and extraordinary items, plus	($______________)
4.income taxes, plus	$______________
5.Interest Expense, plus	$______________
6.depreciation, plus	$______________
7.depletion, plus	$______________
8.amortization, plus	$______________
9.non-cash and extraordinary items	$______________
10.Total EBITDA	$______________
C.Ratio (Line I.A.4 ÷ Line I.B.10)	__________ to 1.0
Maximum Permitted:	4.00 to 1.00

II.Section 9.01(b) – Current Ratio.
A.Current Assets (including Borrowing Base availability)	$______________
B.Current Liabilities (excluding current maturities of Obligations owed to Lenders)	$______________
C.Ratio (Line II.A ÷ Line II.B):	_________ to 1.0
Minimum Required: 1.0 to 1.0

Exhibit B -

EXHIBIT E

SECURITY INSTRUMENTS

[To be updated]

1.	Guaranty Agreement dated as of January 3, 2007 by Ariana Energy, LLC in favor of the Administrative Agent and the Lenders.

2.	Guaranty Agreement dated as of January 3, 2007 by Trust Energy Company, LLC in favor of the Administrative Agent and the Lenders.

3.	Guaranty Agreement dated as of January 3, 2007 by Nami Resources Company, L.L.C. in favor of the Administrative Agent and the Lenders, as amended.

4.	Limited Liability Company Interests Security Agreement dated as of January 3, 2007, by Borrower in favor of the Administrative Agent and the Lenders, as amended.

5.	Financing Statements in respect of item 4, by the Borrower - Kentucky Secretary of State.

6.	Mortgage dated as of January 3, 2007 – Trust Energy Company, LLC – Kentucky – in favor of the Administrative Agent for the benefit of the Lenders, as amended.

7.	Mortgage dated as of January 3, 2007 – Trust Energy Company, LLC – Campbell County, Tennessee – in favor of Richard C. Raines, as Trustee for the benefit of the Administrative Agent and the Lenders.

8.
Amended and Restated Mortgages dated as of January 3, 2007 – Nami Resources Company L.L.C. (amending and restating 3/23/01 Mortgage to Bank of Texas) – in favor of the Administrative Agent for the benefit of the Lenders.

9.
Amended and Restated Mortgages dated as of January 3, 2007 – Nami Resources Company L.L.C. (amending and restating 3/23/01 Pipeline Mortgage to Bank of Texas) – in favor of the Administrative Agent for the benefit of the Lenders.

10.
Amended and Restated Mortgage dated as of January 3, 2007 – Nami Resources Company L.L.C. (amending and restating 7/18/01 Mortgage to Bank of Texas) – in favor of the Administrative Agent for the benefit of the Lenders.

11.
Amended and Restated Mortgages dated as of January 3, 2007 – Ariana Energy, LLC (amending and restating 3/16/06 Mortgage to Bank of Texas as Agent) – in favor of Richard C. Raines, as Trustee for the benefit of the Administrative Agent and the Lenders.

12.	Security Agreement dated as of April 13, 2007 by Trust Energy Company, LLC in favor of the Administrative Agent for the benefit of the Lenders.

Exhibit E -

13.	Guaranty Agreement dated as of February 14, 2008 by Vanguard Permian, LLC in favor of the Administrative Agent and the Lenders.

14.	Mortgage dated as of February 14, 2008 – Vanguard Permian, LLC – Lea County, New Mexico – in favor of the Administrative Agent for the benefit of the Lenders.

15.
Mortgage dated as of February 14, 2008 – Vanguard Permian, LLC – Crockett, Gaines, Irion, Reagan, Schleicher, Tom Green, Upton and Yoakum Counties, Texas – in favor of the Administrative Agent for the benefit of the Lenders.

16.	Financing Statements for Mortgages.

a.	Borrower - Kentucky Secretary of State

b.	Ariana Energy, LLC - Tennessee Secretary of State

c.	Trust Energy Company, LLC - Kentucky Secretary of State

d.	Nami Resources Company L.L.C. – Kentucky Secretary of State

e.	Vanguard Natural Gas, LLC – Kentucky Secretary of State

f.	Vanguard Permian, LLC – Delaware Secretary of State

17.	Guaranty Agreement dated as of May 26, 2009 by VNR Holdings, LLC in favor of the Administrative Agent and the Lenders.

Exhibit E -

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Third Amended and Restated Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.Assignor:______________________________

2.	Assignee:	______________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Vanguard Natural Gas, LLC

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

1 Select as applicable.

Exhibit F -

5.	Credit Agreement:
The Third Amended and Restated Credit Agreement dated as of September 30, 2011 among Vanguard Natural Gas, LLC, the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans2
	$	$	%
	$	$	%
	$	$	%

Effective Date:  _____________ ___, 201___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit F -

[Consented to and]3 Accepted:

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Consented to:]4

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit F -

 ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate D to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit F -

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F -

EXHIBIT G-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of September 30, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among VANGUARD NATURAL GAS, LLC, a limited liability company duly formed and existing under the laws of the Commonwealth of Kentucky (the "Borrower"); each of the Lenders from time to time party hereto; and CITIBANK, N.A. (in its individual capacity, "Citibank"), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

Pursuant to the provisions of Section 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:           _________________________________
Name: ___________________________
Title:  ____________________________

Date: ________ __, 201[  ]

Exhibit G- -

EXHIBIT G-2

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of September 30, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among VANGUARD NATURAL GAS, LLC, a limited liability company duly formed and existing under the laws of the Commonwealth of Kentucky (the "Borrower"); each of the Lenders from time to time party hereto; and CITIBANK, N.A. (in its individual capacity, "Citibank"), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

Pursuant to the provisions of Section 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:           _________________________________
Name: ___________________________
Title:  ____________________________

Date: ________ __, 201[  ]

Exhibit G-2 -

EXHIBIT G-3

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of September 30, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among VANGUARD NATURAL GAS, LLC, a limited liability company duly formed and existing under the laws of the Commonwealth of Kentucky (the "Borrower"); each of the Lenders from time to time party hereto; and CITIBANK, N.A. (in its individual capacity, "Citibank"), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

Pursuant to the provisions of Section 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:           _________________________________
Name: ___________________________
Title:  ____________________________

Date: ________ __, 201[  ]

Exhibit G-3 -

EXHIBIT G-4

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of September 30, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among VANGUARD NATURAL GAS, LLC, a limited liability company duly formed and existing under the laws of the Commonwealth of Kentucky (the "Borrower"); each of the Lenders from time to time party hereto; and CITIBANK, N.A. (in its individual capacity, "Citibank"), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

Pursuant to the provisions of Section 5.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:           _________________________________
Name: ___________________________
Title:  ____________________________

Date: ________ __, 201[  ]

Exhibit G-3 -

SCHEDULE 7.05

LITIGATION

Schedule 7.05 -

SCHEDULE 7.06

ENVIRONMENTAL

[This schedule to be updated]

NONE

Schedule 7.06 -

SCHEDULE 7.12

INSURANCE

(The insurance certificate follows this page)

Schedule 7.12 -

SCHEDULE 7.14

SUBSIDIARIES AND PARTNERSHIPS

Schedule 7.14 -

SCHEDULE 7.18

GAS IMBALANCES

[This schedule to be updated]

NONE

Schedule 7.18 -

SCHEDULE 7.19

MARKETING CONTRACTS

[This schedule to be updated]

A.  Marketing Contracts other than those Relating to Lewis Energy Acquisition

1.
Transportation Agreement dated April 30, 1986, between Southern Gas Company, Inc. and Delta Natural Gas Company, Inc., as amended by Amendment to Transportation Agreement dated April 11, 1996, between Delta Natural Gas Company, Inc. and Southern Gas Company of Delaware, Inc. re:  transportation of natural gas from Whitley County, Kentucky to Clay County, Kentucky

2.
Letter dated August 19, 1999, from Southern Gas Co. of Delaware, Inc. to Nami Resources Company L.L.C. re:  conveyance of leases and wells by Southern Gas Co. of Delaware, Inc. to Nami Resources Company L.L.C.

3.	Agreement dated February 1, 2001, between Delta Natural Gas Company, Inc. and Nami Resources Company L.L.C. re: transportation of natural gas from southeast Kentucky to Whitley County, Kentucky

4.	Agreement dated August 24, 2004 between Delta Natural Gas Company, Inc. and Nami Resources Company L.L.C. re: transportation of natural gas in Knox County, Kentucky

5.	Agreement dated March 10, 2005, between Delta Natural Gas Company, Inc. and Nami Resources Company L.L.C. re: transportation of natural gas from Bell, Knox and Harlan Counties, Kentucky

6.	Agreement dated January 5, 2007 between Vinland Energy Gathering, LLC and Vanguard Natural Gas, LLC re: gathering and compression of natural gas in Kentucky

7.	Agreement dated January 5, 2007 between Vinland Energy Gathering, LLC and Ariana Energy, LLC re: gathering and compression of natural gas in Tennessee

8.	Gas Purchase Contract dated October 1, 1999 between DCP Midstream, LP and Vanguard Permian, LLC relating to the Hobbs and Lovington Fields

9.	Gas Purchase Contract dated August 1, 1989 between DCP Midstream, LP and Vanguard Permian, LLC relating to the Lovington Field

10.	Gas Purchase Contract Amendment dated December 1, 2000 between DCP Midstream, LP and Vanguard Permian, LLC relating to the Robertson Field

11.	Gas Purchase Contract dated July 1, 2003 between Targa Texas Field Services and Vanguard Permian, LLC relating to the Hondo Field

12.	Gas Purchase Contract dated August 20, 1996 between Markwest Pinnacle L.P. and Vanguard Permian, LLC relating to the West Field

Schedule 7.19 -

13.	Gas Purchase Contract dated September 8, 2003 between DCP Midstream, LP and Vanguard Permian, LLC relating to the Lovington Field

14.	Gas Purchase Contract dated February 12, 2004 between Belvan Corporation and Vanguard Permian, LLC relating to the Wyatt Field

15.	Gas Purchase Contract dated June 1, 2005 between Davis Gas Processing, Inc. and Vanguard Permian, LLC relating to the H J Strawn Field

B.  Marketing Contracts Related to Lewis Energy Acquisition

1.	Gas Gathering Agreement dated July 1, 2006 between Enterprise Hydrocarbons, L.P. and Lewis Petro Properties, Inc.

2.
Gas Purchase Agreement dated August 1, 2005, between Houston Pipe Line Company, L.P. and Lewis Petro Properties, Inc., as amended by that certain First Amendment to Gas Purchase Agreement effective August 1, 2005, and as amended by that certain Second Amendment to Gas Purchase Agreement effective August 1, 2005.

Schedule 7.19 -

SCHEDULE 7.20

CURRENT SWAP AGREEMENTS

[This schedule to be updated]

Schedule 7.19 -

SCHEDULE 9.03
EXISTING LIENS

[This schedule to be updated]

Liens Granted by Vanguard Natural Gas, LLC

None

Liens Granted by Trust Energy Company, LLC

None

Liens Granted by Ariana Energy, LLC

None

Liens Granted by VNR Holdings, LLC

None

Schedule 9.03 -

SCHEDULE 9.05

INVESTMENTS

[This schedule to be updated]

NONE, except for the ownership by the Borrower of 100% of the Equity Interests of each of Ariana Energy, LLC, Trust Energy Company, LLC, Vanguard Permian, LLC and VNR Holdings, LLC, and 17,050 units of Vanguard Resources, LLC stock for purposes of new director and employee compensation, and any described in the Financial Statements.

Schedule 9.05 -